 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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UNIQURE N.V.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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uniQure N.V.

Paasheuvelweg 25a

1105 BP Amsterdam

The Netherlands

+1-339-970-7000

September 17, 2021

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
October 21, 2021

To the Shareholders of uniQure N.V.:

Notice is hereby given that the Extraordinary General Meeting of Shareholders (the “Extraordinary Meeting”) of uniQure N.V., a public company with limited liability (naamloze vennootschap) under the laws of the Netherlands (the “Company,” “uniQure,” and “we”), will be held on October 21, 2021, at 3:00 p.m., Central European Summer Time (CEST), exclusively over the Internet via live audio webcast for the following purposes:

I.	Opening and announcements
II.	Appointment of Rachelle Jacques as a non-executive director (Voting Proposal No. 1)
III.	Any other business that may properly come before the meeting or any adjournment of the meeting; and
IV.	Closing of the meeting

Each person authorized to attend the Extraordinary Meeting may inspect the Agenda at the office of uniQure.

Our Board of Directors (our “Board”) recommends that you vote “FOR” the voting proposal noted above.

The Board has fixed the close of business Eastern Daylight Time on September 23, 2021 as the record date and, therefore, only the Company’s shareholders of record at the close of business Eastern Daylight Time on September 23, 2021 are entitled to receive this notice (this “Notice”) and to vote at the Extraordinary Meeting and any adjournment thereof.

Only shareholders who have given notice in writing to the Company by October 20, 2021 of their intention to attend the Extraordinary Meeting over the Internet via live audio webcast are entitled to so attend the Extraordinary Meeting. The conditions for attendance at the Extraordinary Meeting are as follows:

-	notify the Company by October 20, 2021 of their intention to attend the Extraordinary Meeting over the Internet via the live audio webcast in accordance with the instructions as set out in the Company’s Proxy Statement (as defined below);
-	vote their shares in advance of the Extraordinary Meeting by Internet, by telephone or by mail in accordance with the instructions as set out in the Company’s Proxy Statement, and to ensure that their votes are received no later than 12:00 p.m. CEST on October 21, 2021;
-	submit their questions regarding the agenda items in advance of the Extraordinary Meeting by email to investors@uniQure.com, and to ensure that their questions are received no later than 11:59 p.m. CEST on October 20, 2021. The aim is to answer all questions so submitted, and there will be an opportunity to ask follow-up questions during the Extraordinary Meeting; and
-	listen to the Extraordinary Meeting over the Internet via the live audio webcast at https://meetnow.global/M69KX5R.

A proxy statement more fully describing the matters to be considered at the Extraordinary Meeting (the “Proxy Statement”) is attached to this Notice.

We have opted to provide our materials in connection with the Extraordinary Meeting pursuant to the full set delivery option. Under the full set delivery option, a company delivers all proxy materials to its shareholders. This delivery can be by mail or, if a shareholder has previously agreed, by e-mail. Accordingly, you are receiving our proxy materials by mail or, if you previously agreed, by e-mail. These proxy materials include this Notice, the Proxy Statement, and the proxy card. In addition to delivering proxy materials to shareholders, a company must also post all proxy materials on a publicly accessible website and provide information to shareholders about how to access that website. These materials are available free of charge at http://www.edocumentview.com/QURE.

In light of the continuing coronavirus (COVID-19) pandemic and public health concerns, we have decided to hold an all virtual meeting instead of a physical meeting such that the Extraordinary Meeting can only be attended over the Internet via live audio webcast.

The health and well-being of our colleagues, shareholders and the communities in which we operate is a priority for us. However, we are also committed to ensuring that shareholders can exercise their right to vote and ask questions at the upcoming Extraordinary Meeting. In particular, your attention is drawn to the proxy voting methods set out below and the ability to vote by internet, telephone or mail in advance of the Extraordinary Meeting and to ask questions via the Internet in advance of and during the Extraordinary Meeting, which ensure that shareholders can participate in the Extraordinary Meeting remotely instead of attending in person. Any questions asked via the Internet in advance of the Extraordinary Meeting must be submitted to investors@uniQure.com no later than 11:59 p.m. CEST on October 20, 2021. The aim is to answer all questions so submitted during the Extraordinary Meeting, time permitting.

Due to the potential risks of aiding the spread of coronavirus (COVID-19) by gathering at the Extraordinary Meeting, restrictions on travel and on how the meeting itself is held and conducted, shareholders cannot attend the Extraordinary Meeting in person. We believe that the safest way to ensure all shareholders can exercise their rights at the Extraordinary Meeting is by participating online and by voting your shares in advance, e.g. by returning the proxy card (if you received one) prior to the Extraordinary Meeting. You are encouraged to vote your shares as early as possible.

Whether or not you plan to attend the Extraordinary Meeting over the Internet, please vote via the Internet prior to the Extraordinary Meeting. You also may vote by telephone or by submitting a proxy card by mail prior to the Extraordinary Meeting.  If your shares are held in street name, you will receive instructions from your broker or other nominee explaining how to vote your shares, and you also may have the choice of instructing the record holder as to the voting of your shares by proxy, over the Internet or by telephone.  Follow the instructions on the voting instruction form you receive from your broker or other nominee.  If you are submitting a proxy card by mail, you do not need to affix postage to the enclosed reply envelope if you mail it within the United States.

All proxies submitted to us will be tabulated by Computershare.

All shareholders are extended an invitation to attend the Extraordinary Meeting.

By Order of the Board of Directors,

/s/ Matthew Kapusta
Matthew Kapusta
Chief Executive Officer and Executive Director
September 17, 2021

Important Notice Regarding the Availability of Proxy Materials for the 2021 Extraordinary General Meeting of Shareholders to be Held on October 21, 2021

The Proxy Statement, Proxy Card, and our Annual Report on Form 10-K are available at

http://www.edocumentview.com/QURE

and on our website at http://www.uniqure.com.

i

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in the following proxy statement for the 2021 Extraordinary General Meeting of Shareholders are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the safe harbor created by those sections. Forward-looking statements are based on our current assumptions, projections and expectations of future events, and are generally identified by words such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions, or the negatives thereof, or future dates. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. The most significant factors known to us that could materially adversely affect our business, operations, industry, financial position or future financial performance are described in “Part I, Item 1A, Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2021 (the “Annual Report on Form 10-K”), which is being provided to you together with this proxy statement. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made, and should recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described in our Annual Report on Form 10-K, including in “Part I, Item 1A. Risk Factors,” as well as others that we may consider immaterial or do not anticipate at this time. The risks and uncertainties described in our Annual Report on Form 10-K are not exclusive and further information concerning our company and our business, including factors that could materially affect our operating results or financial condition, may emerge from time to time. We undertake no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with or furnish to the SEC.

 uniQure N.V.

Paasheuvelweg 25a

1105 BP Amsterdam

The Netherlands

+1-339-970-7000

PROXY STATEMENT FOR THE 2021 EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

 To Be Held on October 21, 2021 at 3:00 p.m., Central European Summer Time

 This proxy statement (the “Proxy Statement”), which includes the explanatory notes to the agenda for the 2021 Extraordinary General Meeting of Shareholders (the “Extraordinary Meeting”), and the accompanying proxy card (the “Proxy Card”), are being furnished with respect to the solicitation of proxies by the Board of Directors (the “Board”) of uniQure N.V., a public company with limited liability (naamloze vennootschap) under the laws of the Netherlands (the “Company,” “uniQure” or “we”), for the Extraordinary Meeting.  The Extraordinary Meeting will be held at 3:00 p.m. Central European Summer Time on October 21, 2021, and at any adjournment thereof, exclusively over the Internet via live audio webcast.

The approximate date on which the Proxy Statement and Proxy Card are first being sent or given to the Company’s shareholders (each a “Shareholder and collectively, the “Shareholders”) is September 23, 2021.

The purposes of the Extraordinary Meeting are to discuss and/or vote on the following:

I.	Opening and announcements
II.	Appointment of Rachelle Jacques as a non-executive director (Voting Proposal No. 1)
III.	Any other business that may properly come before the meeting or any adjournment of the meeting; and
IV.	Closing of the meeting

Who May Vote

Holders of record of our ordinary shares (the “Ordinary Shares”) at the close of business Eastern Time on September 23, 2021 (the “Record Date”) are entitled to receive notice of and to vote at the Extraordinary Meeting and any adjournment thereof. We expect that we will have approximately 46,118,673 Ordinary Shares outstanding as of the Record Date. We have no other securities entitled to vote at the Extraordinary Meeting. Each Ordinary Share is entitled to one vote on each matter. There is no cumulative voting.

A list of Shareholders entitled to vote at the Extraordinary Meeting will be available at the Extraordinary Meeting and will also be available for ten (10) days prior to the Extraordinary Meeting, during regular office hours, at the principal executive offices of the Company, located at Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands, by contacting Investor Relations at uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands, by telephone at +1-339-970-7000, or by email to investors@uniQure.com.

Under the Company’s Articles of Association and the rules of the Nasdaq Global Select Market (“Nasdaq”), the presence at the Extraordinary Meeting of 33 1/3% of the issued share capital, present in person or represented by proxy, is required for a quorum. “Abstentions” and “broker non-votes”, if any, will be counted as present and entitled to vote for purposes of determining whether a quorum is present for the transaction of business at the Extraordinary Meeting.

“Broker non-votes” are shares represented at the Extraordinary Meeting held by brokers, bankers or other nominees (i.e., in “street name”) that are not voted on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Generally, brokerage firms may vote to ratify the selection of independent auditors and on other “discretionary” or “routine” items. In contrast, brokerage firms may not vote to appoint directors, because those proposals are considered “non-discretionary” items. Accordingly, if you do not instruct your broker how to vote your shares on “non-discretionary” matters, your broker will not be permitted to vote your shares on these matters.

Each matter proposed by the Board shall be adopted by a simple majority of the votes cast at the Extraordinary Meeting.

Consistent with Dutch law and the Company’s Articles of Association, executive directors and non-executive directors are appointed by a general meeting from a binding nomination by the non-executive directors. The proposed candidate specified in the binding nomination shall be appointed, provided that the requisite quorum is present or represented at the general meeting, unless the nomination is overruled by the general meeting (which would result if a majority of at least two-thirds of the votes cast, which majority represents more than half of the issued share capital, vote “against” the appointment of such director, with abstentions, “blank votes”, “broker non-votes” and invalid votes not considered votes cast), in which case he or she will not be appointed.

Methods of Voting

If you are a record holder of Ordinary Shares at the close of business Eastern Time on September 23, 2021, you may vote as follows:

•	By Internet. Access the website of the Company’s tabulator, Computershare, at: http://www.investorvote.com/QURE, using the voter control number printed on the furnished proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your Internet vote cannot be completed, and you will receive an error message. If you vote on the Internet, you also may request electronic delivery of future proxy materials.

•	By Telephone. Call 1-800-652-8683 toll-free from the U.S., U.S. territories and Canada and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed. You must have the control number that is included on the proxy card when voting.

•	By Mail. Complete and mail a proxy card in the enclosed postage prepaid envelope to the address provided. Your shares will be voted in accordance with your instructions. If you are mailed or otherwise receive or obtain a proxy card, and you choose to vote by telephone or by Internet, you do not have to return your proxy card.

If you attend the Extraordinary Meeting over the Internet via live audio webcast, you will not be able to vote the shares you hold in real time over the Internet via live audio webcast, so please ensure that you vote in advance of the Extraordinary Meeting by Internet, by telephone or by mail, in accordance with the above instructions. To be sure that your vote will be received in time (and no later than 12:00 p.m. Central European Summer Time on October 21, 2021), please cast your vote by your choice of available means at your earliest convenience.

If Ordinary Shares are held in street name (held for your account by a broker or other nominee) at the close of business Eastern Time on September 23, 2021, you may vote:

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by internet or telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

If you attend the Extraordinary Meeting over the Internet via live audio webcast, you will not be able to vote the shares you hold in street name in real time over the Internet via live audio webcast, so please ensure that you vote in advance of the Extraordinary Meeting by Internet, by telephone or by mail, such in accordance with the above instructions. To be sure that your vote will be received in time (and no later than 12:00 p.m. Central European Summer Time on October 21, 2021), please cast your vote by your choice of available means at your earliest convenience.

Board’s Recommendations

The Board recommends a vote:

•	Voting Proposal No. 1: “FOR” appointment of Rachelle Jacques as a non-executive director.

Voting by Proxy

The Ordinary Shares represented by any proxy duly given will be voted at the Extraordinary Meeting in accordance with the instructions of the Shareholder.  You may vote “FOR” or “AGAINST” or “ABSTAIN” from each of the voting proposals. If no specific instructions are given, the shares will be voted “FOR” the voting proposals described in this Proxy Statement.  In addition, if any other matters come before the Extraordinary Meeting, the persons named in the accompanying Proxy Card will vote in accordance with their best judgment with respect to such matters.

If we receive a signed and dated proxy card or receive your instructions by Internet or by telephone and your instructions do not specify how your shares are to be voted, your shares will be voted with the aforementioned Board’s recommendations.

Revoking Your Proxy

Even if you execute a proxy, you retain the right to revoke it and to change your vote.  You must notify us of your intention to revoke your proxy no later than 12:00 p.m. Central European Summer Time on October 21, 2021. Such revocation may be affected in writing by execution of a subsequently dated proxy, or by a written notice of revocation, sent to the attention of Investor Relations at the address of our principal executive offices set forth above. Unless so revoked, the shares represented by a proxy, if received in time, will be voted in accordance with the directions given therein.

If the Extraordinary Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Extraordinary Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Extraordinary Meeting (except for any proxies that have at that time effectively been revoked or withdrawn).

You are requested, regardless of the number of shares you own or your intention to attend the Extraordinary Meeting over the Internet via live audio webcast, to vote by proxy as soon as possible. You do not need to affix postage to the enclosed reply envelope if you mail it within the United States.

Solicitation of Proxies

The expenses of solicitation of proxies will be paid by the Company. We may solicit proxies by mail, by electronic mail or by phone through agents of the Company.  Additionally, the employees of the Company, who will receive no extra compensation therefor, may solicit proxies personally, by telephone, electronic mail, or mail.  The Company will also reimburse banks, brokers or other institutions for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares held by them.

Delivery of Proxy Materials to Households

Only one copy of the Company’s Annual Report on Form 10-K and this Proxy Statement will be delivered to an address where two or more Shareholders reside unless we have received contrary instructions from a Shareholder residing at such address.  Upon written or oral request from a Shareholder, we will promptly deliver a separate copy of the Annual Report on Form 10-K, the Proxy Statement, Notice of Internet Availability of Proxy Materials, and Proxy Card to each Shareholder at the shared address.

If you are a Shareholder who lives at a shared address and you would like additional copies of the Annual Report on Form 10-K, the Proxy Statement, or any future annual reports or proxy statements, please contact Investor Relations, uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands, by telephone at +1-339-970-7000 or by email at investors@uniQure.com, and we will promptly mail you copies.  This Proxy Statement and the Annual Report on Form 10-K are also available at http://www.edocumentview.com/QURE.  If you are receiving multiple copies of this Proxy Statement and the Annual Report on Form 10-K at your household and wish to receive only one, please contact Investor Relations at the mailing address, phone number or email address listed above.

Voting Results

The preliminary voting results will be announced at the Extraordinary Meeting. The final results will be disclosed in a Current Report on Form 8-K within four business days after the meeting date.

Contact for Additional Questions

If you hold your shares directly, please contact Investor Relations at uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands, by telephone at +1-339-970-7000, or by email at investors@uniQure.com. If your shares are held in street name, please use the contact information provided on your voting instruction form or contact your broker or other nominee directly.

AGENDA ITEM I

OPENING AND ANNOUNCEMENTS

The Chairman will open the Extraordinary Meeting and make any announcements.

AGENDA ITEM II

VOTING PROPOSAL NO. 1 - BOARD APPOINTMENT

The Board is responsible for establishing broad corporate policies and monitoring the overall performance of the Company.  It selects the Company’s senior management, delegates authority for the conduct of the Company’s day-to-day operations to those senior managers and monitors their performance. Members of the Board are kept informed of the Company’s business by, among other things, participating in Board and Committee meetings, by attending certain meetings with (senior) management of the Company, and by reviewing analyses and reports provided to them.

The Board is currently made up of eight directors. The terms of office for one non-executive director, Robert Gut, and the executive director, Matthew Kapusta are scheduled to expire on the date of the 2022 annual general meeting of shareholders. The terms of office for four non-executive directors, Madhavan Balachandran, Jack Kaye, Leonard Post, and Jeremy Springhorn, are schedule to expire on the date of the 2023 annual general meeting of shareholders. The terms of office of two non-executive directors, David Meek, and Paula Soteropoulos, are scheduled to expire on the date of the 2024 Annual Meeting. Under our Articles of Association, all directors hold office for a maximum term of four years, or until their earlier death, resignation, suspension or dismissal. However, the current practice of the Board is to nominate all directors, both executive and non-executive, for terms of office of three years. The Board has implemented staggered terms to provide for a retirement schedule as required by our Articles of Association.

The Board has nominated Rachelle Jacques for appointment to the Board, to serve as a non-executive director until the 2024 annual general meeting of shareholders or until her earlier death, resignation, suspension or dismissal. Rachelle Jacques has consented to being named in this Proxy Statement and to serve if appointed.

The name, position with the Company and age as of the Record Date of each individual who is our nominee for appointment as a director is:

Name	Age	Position	Director Since
Rachelle Jacques	50	Nominee for Non-Executive Director	NA

RACHELLE JACQUES. Rachelle Jacques, age 50, has more than 25 years of industry experience, with strong global experience in strategic, cross-functional leadership roles spanning finance, business operations, manufacturing, and commercial, including the successful launches of several novel therapies for rare diseases. Since February 2019, Ms. Jacques has served as the Chief Executive Officer of Enzyvant Therapeutics Inc, focusing on the development of transformative regenerative therapies for rare diseases. From August 2017 to February 2019, she served as the Senior Vice President and Global Complement Franchise Head at Alexion Pharmaceuticals, Inc., where she was responsible for global franchise strategy development and execution across the therapeutic areas of hematology, nephrology, and neurology. From January 2016 to June 2017, she was Vice President of U.S. Hematology Marketing at Baxalta Inc. and then Shire plc, following Shire’s acquisition of Baxalta in 2016. From July 2015 to June 2016, she served as Vice President of Business Operations at Baxalta Inc. after its spinoff from Baxter International Inc. Ms. Jacques held multiple leadership positions at Baxter, including Vice President of Finance, U.S. BioScience Business. Earlier in her career, Ms. Jacques served in various roles at Dow Corning Corporation, including operational management positions in the U.S., Europe, and China. Ms. Jacques received her B.A. degree in business administration from Alma College. She has also served as a financial auditor for Ernst & Young and Deloitte and Touche. Since April 2019, Ms. Jacques has served on the Board of Directors of Corbus Pharmaceuticals (NASDAQ: CRBP), and from April 2020 to February 2021, she served on the Board of Directors of Viela Bio. She is co-chair of the Alliance for Regenerative Medicine (ARM) Tissue Engineering & Biomaterials Committee and is a founding member of the ARM Action for Equality Task Force.

If appointed, the term of office for Ms. Jacques will expire on the date of the 2024 annual general meeting of shareholders. We currently expect that Ms. Jacques will serve on the Audit Committee of the Board.

For information as to the Ordinary Shares held by Ms. Jacques see “Security Ownership of Certain Beneficial Owners and Management.”

There are no arrangements or understandings between the nominee, directors or executive officers and any other person pursuant to which our nominee, directors or executive officers have been selected for their respective positions. Our Board has also determined that Rachelle Jacques, if appointed to our Board, would have no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and would be independent within the meaning of the director independence standards of the Nasdaq rules and the SEC. However, the Company has entered into indemnification agreements with its existing non-executive directors pursuant to which the Company agrees to indemnify such directors in certain circumstances, and we anticipate entering into such an indemnification agreement with the nominee.

VOTE REQUIRED

Consistent with Dutch law and our Articles of Association, executive directors and non-executive directors are appointed by a general meeting from a binding nomination by the non-executive directors. The proposed candidate specified in the binding nomination shall be appointed, provided that the requisite quorum is represented by a proxy at the Extraordinary Meeting, unless the nomination is overruled by the general meeting, which resolution requires at least a two-third majority of the votes cast at the Extraordinary Meeting, provided that such majority represents at least half of the issued share capital. Each Ordinary Share confers the right to cast one vote at the Extraordinary Meeting. Blank votes and invalid votes shall be regarded as not having been cast.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEE FOR DIRECTOR.

AGENDA ITEM III- ANY OTHER BUSINESS

The Extraordinary Meeting will review and discuss any other business brought to its attention.

AGENDA ITEM IV - CLOSING OF THE MEETING

The Chairman will adjourn the meeting.

CORPORATE GOVERNANCE

Board of Directors (the “Board”) Leadership Structure and Composition

We have a one-tier board structure under Dutch law, meaning that executive and non-executive directors are members of the same board of directors.  Our Articles of Association provide that the number of members of our Board will be determined by our Board, provided that the Board shall be comprised of at least one executive director and at least one non-executive director and provided further that the number of executive directors shall at all times be less than the number of non-executive directors.  Our Board currently consists of eight directors, one of whom is an executive director and seven of whom are non-executive directors. If a director is to be appointed, the non-executive directors make a binding nomination, which is approved by the general meeting of shareholders pursuant to the procedure described in Voting Proposal Number 1. Under our Articles of Association, a general meeting of shareholders may suspend or dismiss a director by at least a two-thirds majority of votes cast, provided that such majority represents more than half of the issued share capital. The Board may suspend (but may not dismiss) an executive director. In the event of an absence or inability to act with respect to one or more of the directors, our Articles of Association provide that the non-executive directors shall be authorized to temporarily fill the vacant position for a period up to the first general meeting, or in the case of a director unable to act, up to the moment that director is no longer unable to act.

Under our Articles of Association and Dutch law, the members of our Board are collectively responsible for our management, general and financial affairs, and policy and strategy.  Our executive director is primarily responsible for managing our day-to-day affairs.  Our non-executive directors supervise our executive director and our general affairs and provide general advice to him.  In performing their duties, our directors are guided by the interest of our Company and, with the boundaries set by relevant Dutch law, must take into account the relevant interests of our stakeholders. In consultation with the Nominating and Corporate Governance Committee, the Board has determined that the current board structure is appropriate for the Company. Having staggered, multiple-year terms for our directors provides for stability, continuity and experience among our Board. Further, the Board believes that building a cohesive board of directors is an important goal. In our industry in particular, long-term focus is critical. The time horizon required for successful development of gene therapies makes it vital that we have a board that understands the implications of this process and has the ability to develop and implement long-term strategies while benefiting from an in-depth knowledge of our business and operations. Our current board structure helps to ensure that there will be the continuity and stability of leadership required to resist the pressure to focus on short-term results at the expense of the long-term value and success of the Company. Our future success depends in significant part on the ability to attract and retain capable and experienced directors. In this regard, we believe that longer terms for our directors will enhance director independence from both management and stockholder special interest groups.

Under our Articles of Association and consistent with Dutch corporate governance principles, the Board appoints an executive director as Chief Executive Officer and appoints a non-executive director as the chair of the Board (the “Chair”). We believe that the separation of these roles serves our Shareholders and us well. David Meek currently serves as our Chair.  The duties and responsibilities of the Chair include, among others: determining the agenda and chairing the meetings of the Board, monitoring our Board to ensure that it operates effectively, ensuring that the directors receive accurate, timely, and clear information, encouraging active engagement by all directors, promoting effective relationships and open communication between the non-executive directors and the executive directors, and monitoring effective implementation of our Board decisions.

There are no arrangements or understandings between the directors or senior management and any other person pursuant to which our directors or senior management have been selected for their respective positions.

Directors and Executive Officers

Set forth below are the names of our current directors and executive officers, their ages (as of August 31, 2021), all positions and offices that they hold with us, the period during which they have served as such, and their business experience during at least the last five years.

Name	Age	Position
Matthew Kapusta	49	Chief Executive Officer and Executive Director
David Meek	57	Non-Executive Director, Chair
Madhavan Balachandran	70	Non-Executive Director
Robert Gut, M.D., Ph.D.	56	Non-Executive Director, former Chief Medical Officer
Jack Kaye	77	Non-Executive Director
Leonard Post, Ph.D.	69	Non-Executive Director
Paula Soteropoulos	53	Non-Executive Director
Jeremy Springhorn, Ph.D.	58	Non-Executive Director
Ricardo Dolmetsch	52	President, Research & Development
Christian Klemt	48	Chief Financial Officer
Alexander Kuta, Ph.D.	61	Executive Vice President, Quality and Regulatory

MATTHEW KAPUSTA. Matthew Kapusta, age 49, has been Chief Executive Officer of uniQure since December 2016, and currently serves on the Company’s Board of Directors. Mr. Kapusta also served as our Chief Financial Officer from joining uniQure in January 2015 until June 2021. Prior to joining uniQure, Mr. Kapusta was Senior Vice President at AngioDynamics (NASDAQ: ANGO) from 2011 to 2014, responsible for corporate development, strategic planning and national accounts. Prior to AngioDynamics, he served as Vice President, Finance and Strategic Planning and Analysis for Smith & Nephew Orthopaedics. Mr. Kapusta’s career also includes more than a decade of investment banking experience focused on emerging life sciences companies. Mr. Kapusta was Managing Director, Healthcare Investment Banking at Collins Stewart, and held various positions at Wells Fargo Securities, Robertson Stephens and PaineWebber. Mr. Kapusta holds a Master of Business Administration from New York University’s Stern School of Business, a Bachelor of Business Administration from University of Michigan’s Ross School of Business and earned his Certified Public Accountant license in 1996 while at Ernst & Young. We believe that Mr. Kapusta is qualified to serve as our CEO and an Executive Director due to his broad expertise in the biotechnology and finance industries.

DAVID MEEK. David Meek, age 57, has served as a member of our Board since June 2018 and as Chair of our Board since June 2021. Mr. Meek is an executive biopharma leader with more than 30 years of experience in the biopharma industry, where he has held various global executive positions in major pharmaceutical and biotechnology companies. From January 2020 to March 2021, Mr. Meek was President & CEO, Director of FerGene, a gene therapy biotech focused on the treatment of cancer. From July 2016 to December 2020, Mr. Meek was CEO and a member of the Board of Ipsen, a public biopharma company. From July 2014 to June 2016, he was Executive Vice-President and President of the oncology division of Baxalta prior to being acquired by Shire. He spent two years as the Chief Commercial Officer of Endocyte from August 2012 to July 2014. Mr. Meek also spent eight years at Novartis as a global franchise head from January 2005 to June 2007, CEO of Novartis Canada from July 2007 to December 2009, and region head of oncology for northern, central and Eastern Europe from January 2010 to August 2012. He began his biopharma career at Johnson & Johnson and Janssen Pharmaceuticals where he worked from July 1989 to December 2004 and where he held increasingly senior levels of executive roles. Mr. Meek serves as a Director for Entasis Therapeutics (NASDAQ: ETTX) and Stargazer Pharmaceuticals, a private biotech. Mr. Meek holds a B.A. from the University of Cincinnati. We believe Mr. Meek is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

MADHAVAN BALACHANDRAN. Mr. Balachandran, age 70, has served as a member of our Board since September 2017. Mr. Balachandran has been a director of Catalent (NYSE: CTLT) since May 2017. Mr. Balachandran was Executive Vice President, Operations of Amgen Inc., a global biotechnology company, from August 2012 until July 2016 and retired as an Executive Vice President in January 2017. Mr. Balachandran joined Amgen in 1997 as Associate Director, Engineering. He became Director, Engineering in 1998, and, from 1999 to 2001, he held the position of Senior Director, Engineering and Operations Services before moving to the position of Vice President, Information Systems from 2001 to 2002. Thereafter, Mr. Balachandran was Vice President, Puerto Rico Operations from May 2002 to February 2007. From February 2007 to October 2007, Mr. Balachandran was Vice President, Site Operations, and from October 2007 to August 2012, he held the position of Senior Vice President, Manufacturing. Prior to his tenure at Amgen, Mr. Balachandran held leadership positions at Copley Pharmaceuticals, now a part of Teva Pharmaceuticals Industries Ltd., and Burroughs Wellcome Company, a predecessor before mergers of GlaxoSmithKline plc. Mr. Balachandran holds a Master of Science degree in Chemical Engineering from The State University of New York at Buffalo and an MBA from East Carolina University. We believe Mr. Balachandran is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

ROBERT GUT, M.D., Ph.D.  Dr. Robert Gut, age 56, was elected to his current term as a Non-Executive Director in December 2020. Dr Gut first joined our Board in June 2018, and previously served as both a Non-Executive and an Executive Director. He also served as our Chief Medical Officer from August 2018 until October 2020.  During his time as our Chief Medical Officer, Dr. Gut led clinical development and medical team activities that successfully initiated and executed our HOPE-B pivotal trial of etranacogene dezaparvovec for hemophilia B and our Phase 1/2 clinical trial of AMT-130 for the treatment of Huntington’s Disease. In October 2020, he resigned as Chief Medical Officer and as executive director (because under Dutch law our executive directors must hold an executive position with the Company), and in December 2020, he was reappointed to the Board as a non-executive director. Dr. Gut is currently a Named Executive Officer but is not otherwise an officer of the Company. Dr. Gut has more than 20 years of experience in the biopharmaceutical industry-leading clinical development and medical affairs activities in hematology and other therapeutic areas. For most of his career, Dr. Gut served as Vice President, Clinical Development & Medical Affairs at Novo Nordisk Inc. (NYSE: NVO), where he headed the company’s U.S. Biopharm Medical organization with leading products in hemophilia, endocrinology, and women’s health (NovoSeven®, Norditropin® and Vagifem®), totaling approximately $1.6 billion in U.S. revenue. Over his career, Dr. Gut’s contributions have helped achieve six FDA product approvals and three new product indications. Dr. Gut has supported the launch of nine new products, overseeing medical activities including medical science liaison team building and health economics and outcomes research. He has also served as a member of the Advisory Committees for Reproductive Health Drugs and Drug Safety and Risk Management for the FDA’s Center for Drug Evaluation and Research. Dr. Gut was appointed the Chief Medical Officer of Versartis, Inc. in September 2017 and received his Doctor of Medicine degree from the Medical University of Lublin, and his Doctorate degree from Lublin Institute of Medicine, Poland. He attended numerous postgraduate programs at Wharton, Stanford, and Harvard Business School. We believe Dr. Gut is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

JACK KAYE. Jack Kaye, age 77, has served as a member of our Board since 2016. Mr. Kaye has also served as Chairman of the Audit Committee of Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX) from 2006 to 2016 and is currently chairman of the Audit Committee and a member of the Compensation Committee of Dyadic International, Inc. (OTC: DYAI). Mr. Kaye began his career at Deloitte LLP, an international accounting, tax and consulting firm, in 1970, and was a partner in the firm from 1978 until May 2006. At Deloitte, he was responsible for servicing a diverse client base of public and private, global and domestic companies in a variety of industries. Mr. Kaye has extensive experience consulting with clients on accounting and reporting matters, private and public debt financings, SEC rules and regulations, corporate governance, and Sarbanes-Oxley matters. Prior to retiring, Mr. Kaye served as Partner-in-Charge of Deloitte’s Tri-State Core Client practice, a position he held for more than 20 years. Mr. Kaye has a Bachelor of Business Administration from Baruch College and is a Certified Public Accountant. We believe that Mr. Kaye is qualified to serve as a Non- Executive Director due to his extensive accounting and financial experience.

LEONARD POST, PH.D. Dr. Post, age 69, has over 35 years of experience in the pharmaceutical industry where he has held various global executive positions and has extensive experience in research and development of product candidates. Since July 2016, Dr. Post has served as Chief Scientific Officer of Vivace Therapeutics, an oncology company working on small molecules targeting the hippo pathway and is also Chief Scientific Officer of its sister company Virtuoso Therapeutics, a company working on bispecific antibodies for oncology. From February 2010 until June 2016, Dr. Post worked at BioMarin (NASDAQ: BMRN), in various positions including Chief Scientific Officer. During that time, he oversaw the initiation of BioMarin’s first gene therapy project for hemophilia A. Prior to that, Dr. Post served as Chief Scientific Officer of LEAD Therapeutics, Senior Vice President of Research & Development at Onyx Pharmaceuticals, and Vice President of Discovery Research at Parke-Davis Pharmaceuticals. He is also currently an advisor to Canaan Partners. Dr. Post is a virologist by training and did early work on engineering of herpes simplex virus as a postdoctoral fellow. He has a Bachelor of Science degree in Chemistry from the University of Michigan, and a Doctorate degree in Biochemistry from the University of Wisconsin. We believe Dr. Post is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

PAULA SOTEROPOULOS. Paula Soteropoulos, age 53, has served as a member of our Board since July 2013. Ms. Soteropoulos is an executive leader with more than 30 years of experience in the biopharma industry in areas of drug development, manufacturing, business development, global commercialization and company building. She currently serves as the Executive Chairman of Ensoma, a private venture-backed company. Since November 2020, she has served on the Board of Directors of Rallybio, LLC. Since March 2020 she also has served as a Strategic Advisor to 5AM Ventures. From January 2015 through September 2019, she served as President and Chief Executive Officer of Akcea Therapeutics (NASDAQ: AKCA). From July 2013 to December 2014, she served as Senior Vice President and General Manager, Cardiometabolic Business and Strategic Alliances at Moderna Therapeutics Inc. Prior to this, Ms. Soteropoulos worked at Genzyme Corporation, a biotechnology company, from 1992 to 2013, most recently as Vice President and General Manager, Cardiovascular, Rare Diseases. Ms. Soteropoulos holds a Bachelor of Science degree in chemical engineering and a Master of Science degree in chemical and biochemical engineering, both from Tufts University, and holds an executive management certificate from the University of Virginia, Darden Graduate School of Business Administration. Ms. Soteropoulos serves on the Advisory Board for the Chemical and Biological Engineering Department of Tufts University. We believe Ms. Soteropoulos is qualified to serve as a Non-Executive Director due to her extensive experience in the biotechnology industry.

JEREMY SPRINGHORN, Ph.D. Dr. Springhorn, age 58, has served as a member of our Board since September 2017. Since April 2021, Dr. Springhorn has been Chief Executive Officer of Nido Biosciences. Prior to taking his position at Nido, Dr. Springhorn was Chief Business Officer of Syros Pharmaceuticals, Inc. (NASDAQ: SYRS) from November 2017 until April 2021. Prior to taking his position at Syros, Dr. Springhorn served as Partner, Corporate Development at Flagship Pioneering from March 2015 until June 2017 where he worked with VentureLabs in helping companies in various strategic and corporate development capacities, creating next generation startups, and working with Flagship’s Corporate Limited Partners. Prior to joining Flagship, Dr. Springhorn was one of the original scientists at Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) and was one of the original inventors of the drug Soliris®. At Alexion Pharmaceuticals, Dr. Springhorn was Vice President of Corporate Strategy and Business Development from 2006 until March 2015. Dr. Springhorn started at Alexion in 1992 where he served in various leadership roles in R&D before switching to Business Development in 2006. Prior to 1992, Dr. Springhorn received his Ph.D. from Louisiana State University Medical Center in New Orleans and his BA from Colby College. Dr. Springhorn currently serves on the Board of Directors for NMD Pharma, Board of Advisors for Mythic Therapeutics and the Board of Visitors for Colby College. We believe Dr. Springhorn is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

RICARDO DOLMETSCH, Ph.D. Dr. Ricardo Dolmetsch, age 52, joined uniQure in September 2020 as our President, Research & Development. He is responsible for uniQure’s research, nonclinical and clinical development activities.  Prior to joining uniQure, Dr. Dolmetsch served as the Global Head of Neuroscience at the Novartis Institutes for Medical Research (NIBR) - the research and early development arm of Novartis. There, he built the team and led the development of treatments for neurodegenerative and neuropsychiatric diseases, including rare genetically defined disorders. During his tenure, Dr. Dolmetsch played an instrumental role in Novartis’ acquisition of AveXis in 2018 and the successful development of the Novartis gene therapy pipeline. Prior to NIBR, Dr. Dolmetsch was a Professor at Stanford Medical School and a Senior Director at the Allen Institute for Brain Science in Seattle, Washington. He obtained his bachelor’s degree with honors from Brown University, earned his Ph.D. in neuroscience from Stanford University and conducted his postdoctoral training at Harvard University Medical School and Children’s Hospital Boston.

CHRISTIAN KLEMT. Christian Klemt, age 48, has served as our Chief Financial Officer since June 2021 and, since September 2020, he has served as general manager of our Amsterdam site. From August 2017 to June 2021, Mr. Klemt served as our Chief Accounting Officer, and from September 2015 until August 2017, he served as our Global Controller. While serving as our Global Controller, Mr. Klemt oversaw our transition to a domestic U.S. filer and conversion to U.S. Generally Accepted Accounting Principles. Mr. Klemt joined us from CGG SA (NYSE: CGG) where he held the position of Regional Finance Director and Country Manager. Prior to this, he held various senior finance roles including Group Finance Manager at Basell Polyolefines N.V. (now LyondellBasell N.V.) (NYSE: LBI). There, he led the conversion to U.S. Generally Accepted Accounting Principles following the acquisition of Lyondell, and he was involved in the acquisition of various petrochemical assets. Mr. Klemt holds a master’s degree in Business Administration from the University of Muenster, Germany and qualified as a German Certified Public Accountant and Tax Advisor while employed at KPMG.

ALEXANDER KUTA, PH.D. Dr. Kuta, age 61, joined uniQure in January 2017 and has served as our Executive Vice President, Quality and Regulatory since May 2021. From August 2019 to May 2021, Dr. Kuta served as our Executive Vice President, Operations, and from January 2017 to August 2019, he served as our Senior Vice President, Regulatory Affairs. Prior to joining uniQure, he was Vice President of Research & Development Global Regulatory Affairs for EMD Serono, responsible for immune-mediated diseases, oncology and biologics regulatory CMC, from January 2016 to September 2016. He joined EMD Serono in April 2013 as Vice President, Head of US Regulatory Affairs; while at EMD Serono he served on the US Leadership Team. From April 2012 to March 2013, Dr. Kuta was Vice President of Global Regulatory Affairs and a member of the Executive Leadership Team at Lantheus Medical Imaging. His previous industry experience includes senior regulatory leadership roles at AMAG Pharmaceuticals (NASDAQ: AMAG) from August 2010 to April 2012 as well as Genzyme Corporation from August 1995 to July 2010 where he worked in the areas of rare diseases, cell and gene therapy, therapeutic proteins and biomaterials. Prior to joining industry, he was Chief of the Cytokine and Gene Therapy Branch in the Center for Biologics at FDA from January 1993 to August 1995 and a Scientific Reviewer from January 1990 to January 1993. Dr. Kuta has served on the BIO Regulatory Affairs Leadership Committee - Cell and Gene Therapy Working Group, as reviewer for the National Gene Vector Laboratories program, on the ICH (M6) Gene Therapy Working Group and is currently on the scientific review board of the Gene Therapy Resource Program of NHLBI/NIH. Dr. Kuta holds a Bachelor of Science degree from Saint John’s University, Collegeville, MN and a Ph.D. from the Chicago Medical School at Rosalind Franklin U-Med & Science. He conducted his post-doctoral studies at the National Cancer Institute/National Institutes of Health.

Risk Oversight

Generally, the Board, in its advisory capacity, and the Company’s management regularly review the Company’s strategic plan which includes, among other things, the various business, clinical, developmental, financial and other market risks confronting, and opportunities available to, the Company at any given time. Specifically, pursuant to the Company’s Corporate Governance Guidelines and Board Rules, the Board is charged with assessing major risks facing the Company and reviewing options to mitigate such risks. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of the Company, the Board addresses the primary risks associated with those operations and corporate functions. In addition, the Board reviews the risks associated with the Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

The Board has delegated certain risk oversight responsibilities to its committees (the “Committees”). Each of our Board’s Committees also oversees the management of the Company’s risk that falls within each Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. For example, the Audit Committee is required to regularly review and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Nominating and Corporate Governance Committee is required to regularly review the corporate governance principles of the Company and recommend to the Board any proposed changes it may deem appropriate.  The Compensation Committee considers risks related to the attraction and retention of professional talent and the implementation and administration of compensation and benefit plans affecting the Company’s employees. All Committees are required, pursuant to their respective charters, to report regularly to the Board. The activities of the Audit, Compensation, Nominating and Corporate Governance and Research & Development Committees are more fully described below.

Board Determination of Director Independence

Our securities are listed on Nasdaq and we use the standards of “independence” prescribed by rules set forth by Nasdaq.  Under Nasdaq rules, a majority of a listed company’s board of directors must be comprised of independent directors.  In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit committee and compensation committee be independent and, in the case of audit committees, satisfy additional independence criteria set forth in Rule 10A-3, under the Exchange Act. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our Board has determined that each of Madhavan Balachandran, Jack Kaye, David Meek, Leonard Post, Paula Soteropoulos, and Jeremy Springhorn has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the director independence standards of the Nasdaq rules and the SEC. Our Board has determined that each of Matthew Kapusta and Robert Gut do not qualify as “independent” under the Nasdaq rules.  Our Board has also determined that each of the current members of our Audit Committee and our Compensation Committee satisfies the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the SEC rules and the Nasdaq rules, as applicable, and that the current members of the Nominating and Corporate Governance Committee are also independent.  In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management.

Board Meetings

The Board met nine (9) times during the calendar year ended December 31, 2020.  Each of our directors except one attended at least 75% of the meetings of the Board and the Committees on which he or she served during the year ended December 31, 2020 (in each case, which was held during the period for which he or she was a director and/or a member of the applicable Committee). Dr. Schaffer attended four of the six meetings of the Board that were held prior to his departure from the Board in June 2020. Mr. Astley-Sparke, Mr. Balachandran, Dr. Gut, Mr. Kapusta, Mr. Kaye, Mr. Meek, Dr. Springhorn, and Ms. Soteropoulos attended our 2020 Annual General Meeting of Shareholders held on June 17, 2020. The Company encourages its directors to attend the annual general meeting of shareholders. Executive sessions, or meetings of the independent directors without management present, are held regularly.

Committees and Committee Meetings

The Board has a standing Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Research & Development Committee. Each of the committees with the exception of the Research & Development Committee is comprised solely of independent directors and is described more fully below. The Research & Development Committee includes three independent directors and one director that is not independent (Dr. Gut). The members of each Committee are appointed by our Board. From time to time, the Board may establish other committees.  Below is a description of the four principal Committees of our Board.

Audit Committee and Audit Committee Financial Expert

The Audit Committee is currently comprised of Jack Kaye, Paula Soteropoulos, and Jeremy Springhorn. Mr. Kaye serves as the Chair of the Audit Committee.  The Audit Committee has determined that Mr.  Kaye is an “audit committee financial expert” within the meaning of the SEC’s rules and regulations and has the level of financial sophistication required by Nasdaq Rule 5605(c)(2)(A).  Each of Mr. Kaye, Ms. Soteropoulos, and Dr. Springhorn satisfies the director independence standards and the independence standards for members of the Audit Committee established by SEC and Nasdaq.

As noted above, the Audit Committee is governed by the Audit Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Newsroom — Corporate Governance — uniQure Audit Committee Charter.”  In addition to the risk oversight responsibilities discussed above, the Audit Committee’s other responsibilities include recommending the selection of our independent registered public accounting firm; reviewing with the Company’s independent registered public accounting firm the procedures for and results of their audits; reviewing with the independent accountants and management our financial reporting, internal controls and internal audit procedures; reviewing and approving related party transactions; and reviewing matters relating to the relationship between the Company and our independent registered public accounting firm, including the selection of and engagement fee for our independent registered public accounting firm, and assessing the independence of the independent registered public accounting firm. The Audit Committee has the authority to engage independent legal, accounting and other advisers, as it determines necessary to carry out its duties.

The Audit Committee met five (5) times during 2020.

Compensation Committee

The Compensation Committee is currently comprised of Madhavan Balachandran, Jack Kaye and David Meek. Mr. Balachandran serves as the Chair of the Compensation Committee. Each of Mr. Balachandran, Mr. Kaye, and Mr. Meek satisfies the director independence standards and the independence standards for members of the Compensation Committee established by the SEC and Nasdaq. The Compensation Committee is governed by the Compensation Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Newsroom — Corporate Governance — uniQure Compensation Committee Charter.” In addition to the risk oversight responsibilities discussed above, the Compensation Committee’s other responsibilities include reviewing and approving or recommending to the Board for approval, as appropriate, the compensation of our executive officers following consideration of corporate goals and objectives relevant to such executive officers; overseeing the evaluation of the Company’s senior executives; reviewing and making recommendations to the Board regarding incentive compensation and equity-based plans; and administering our stock option plans.

Without further action from the Board, the Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation and is empowered to pay compensation to such consultants and other outside advisors. The Compensation Committee retained Willis Towers Watson (“WTW”) to act as a compensation consultant during the year ended December 31, 2020 to assist in designing and reviewing our management and director compensation programs. For further information, please refer to “Compensation Discussion and Analysis,” below.

The Compensation Committee met seven (7) times during 2020.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Jeremy Springhorn, David Meek and Paula Soteropoulos. Dr. Springhorn currently serves as the Chair of the Nominating and Corporate Governance Committee. Each of Dr. Springhorn, Ms. Soteropoulos and Mr. Meek satisfy the independence standards established by SEC and Nasdaq. The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Newsroom — Corporate Governance — uniQure Nominating and Corporate Governance Committee Charter.”  In addition to the risk oversight responsibilities discussed above, the Nominating and Corporate Governance Committee’s other responsibilities include identifying individuals qualified to become Board members and to recommend to the Board the nominees for director at annual general meetings of shareholders; recommending to the Board nominees for each Committee; developing and recommending to the Board corporate governance principles applicable to the Company; and leading the Board in its annual review of the Board’s performance.

In considering whether to recommend any particular candidate for inclusion in the slate of recommended director nominees for our Board, the Nominating and Governance Committee applies certain criteria as set forth in the Nominating and Corporate Governance Committee Charter. These criteria include the candidate’s business experience and skills, independence, character, judgment, diversity of skills and backgrounds, integrity, ability to make independent analytical inquiries, understanding of our business environment, the ability to commit sufficient time and attention to board activities, and the absence of potential conflicts with our interests. The Nominating and Corporate Governance Committee met five (5) times during 2020.

Research & Development Committee

The Research & Development Committee is currently comprised of Leonard Post, Robert Gut, Paula Soteropoulos and Jeremy Springhorn. Dr. Post currently serves as the Chair of the Research and Development Committee. Although neither the SEC nor Nasdaq require that the member of the Research & Development Committee be independent, each of Dr. Post, Ms. Soteropoulos and Dr. Springhorn satisfy the independence standards established by SEC and Nasdaq. Dr. Gut does not currently satisfy the independence standards established by the SEC and Nasdaq. The Research & Development Committee is governed by the Research & Development Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Newsroom — Corporate Governance — uniQure Research & Development Committee Charter.”  In addition to the risk oversight responsibilities discussed above, the Research & Development Committee’s other responsibilities include: serving as an advisory body to the Board in matters related to the Company’s technology, research and development activities, product pipeline, and manufacturing platform (the “Company’s Technology”); advising the Board on the strategic direction of the Company with respect to the Company’s technology; and evaluating the function and effectiveness of the Company’s research, development, manufacturing operations, clinical operations, and other technical, scientific and medical operations.

The Research & Development Committee met seven (7) time during 2020.

Polices Governing Director Nominations

Director Nomination Process

Our Board is responsible for selecting its own members for appointment. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, for proposing the addition of members for purposes of obtaining the appropriate members and skills. The Nominating and Corporate Governance Committee recommends, and the non-executive directors nominate, candidates to stand for appointment as directors.

Generally, our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of other advisors, through the recommendations submitted by shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Candidates recommended by shareholders and other stakeholders are given appropriate consideration in the same manner as other candidates. Once candidates have been identified, our Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualifications and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates as director nominees for appointment to the Board for the Board’s approval.

Qualifications

The Nominating and Corporate Governance Committee may receive from shareholders and other recommendations for nominees for appointment to the Board and recommend to the Board candidates for Board membership for consideration by the shareholders at the annual general meeting of shareholders. In recommending candidates to the Board, the Nominating and Corporate Governance Committee takes into consideration the Board’s criteria for selecting new directors, including, but not limited to, integrity, past achievements, judgment, intelligence, relevant experience and a commitment to understanding the Company’s business and its industry and the ability of the candidate to devote adequate time to Board duties. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any Board candidate. We do however consider diversity in reviewing director candidates and do not discriminate on the basis of race, religion, sexual orientation, sex or national origin. In order for the Board to fulfill its responsibilities, our Nominating and Corporate Governance Committee believes that the Board should include directors possessing a blend of experience, knowledge and ability, regardless of other characteristics.

Any Shareholder wishing to recommend a candidate for Board membership should submit the recommendation in writing to Investor Relations at uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands. The written submission should set forth the candidate’s qualifications as specified in the uniQure Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee will consider all candidates recommended by Shareholders who satisfy the minimum qualifications for director nominees and Board member attributes.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Code of Business Conduct and Ethics and Corporate Governance Guidelines and Board Rules

We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers, and directors, including our Chief Executive Officer and Chief Financial Officer.  The code of business conduct and ethics is available on our website at www.uniqure.com under “Investors & Newsroom — Corporate Governance — uniQure Code of Business Conduct and Ethics”.  We have also adopted corporate governance guidelines and board rules which are applicable to the Company’s management and are available on our website at www.uniqure.com under “Investors & Newsroom — Corporate Governance — uniQure Corporate Governance Guidelines and Rules for the Board of Directors”.

In addition to the Listing Rules of the Nasdaq Global Select Stock Market and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the Dutch Corporate Governance Code.  The Dutch Corporate Governance Code (as amended) contains several principles and best practices, with an emphasis on integrity, transparency, and accountability as the primary means of achieving good governance.

There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Dutch Corporate Governance Code.  Although we apply several provisions of the Dutch Corporate Governance Code, as a “domestic” issuer, we comply with the Nasdaq corporate governance requirements.

In accordance with the Dutch Corporate Governance Code’s compliance principle of “apply-or-explain,” which permits Dutch companies to be fully compliant with the Dutch Corporate Governance Code by either applying the Dutch practices or explaining why the Company has chosen to apply different practices, we disclose in our Dutch statutory annual report that accompanies our Dutch statutory annual accounts to what extent we do not apply provisions of the Dutch Corporate Governance Code, together with the reasons for those deviations.  Our Dutch statutory annual report may be found on the “Investors & Newsroom — Events and Presentations” section of our website at http://www.uniqure.com/investors-newsroom/events-presentations.php.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than ten percent of our Ordinary Shares to file reports of their beneficial ownership and changes in ownership (Forms 3, 4 and 5, and any amendment thereto) with the SEC. Executive officers, directors, and greater-than-ten-percent holders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the Forms 3, 4, and 5, as applicable, furnished to us we believe that our executive officers, directors, and greater-than-ten-percent beneficial owners filed their beneficial ownership and change in ownership reports with the SEC in a timely manner during the 2020 calendar year, except as listed below:

Reporting Person	Filing Due Date	Date Filed	Filing
Matthew Kapusta	November 23, 2020	November 24, 2020	Form 4
Matthew Kapusta	June 21, 2020	June 22, 2020	Form 4

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Pre-Approval Policy Regarding Related Person Transactions

The Board has adopted a related party transactions policy, pursuant to which the Chief Financial Officer and the Audit Committee are charged with reviewing and approving or disapproving related party transactions. A “Related Party Transaction” under the policy means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) where the amount involved or proposed to be involved exceeds $120,000 (or its equivalent in any currency), in which the Company or any of its controlled subsidiaries was, is or will be a participant (i.e., not necessarily a party) and in which any Related Party, as defined below, had, has or will have a direct or indirect material interest. The “Related Party Transactions Policy” supplements the provisions in the Company’s Code of Business Conduct and Ethics concerning potential conflict of interest situations. Pursuant to the policy, compensation of directors and senior management are reviewed and approved by the Compensation Committee.

This written policy covers transactions or series of transactions in which the Company or any subsidiary participates, and a “Related Party” has or will have a direct or indirect material interest. For purposes of this policy, a “Related Party” is:

•      Each director and executive officer of the Company and any person who was serving as a director and/or executive officer at any time since the beginning of the Company’s last fiscal year;

•       Any nominee for appointment as a director of the Company;

•      Any security holder who is the beneficial owner or record holder of more than 5% of any class of the Company’s voting securities;

•      Any immediate family member of any of the foregoing persons. An “immediate family member” includes the spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the household of a director, executive officer, director nominee or greater than 5% security holder of the Company; and

•      Any entity that employs any person identified in the above or in which any person identified in the above directly or indirectly owns or has a material interest.

Pursuant to the Related Party Transactions Policy, each Company executive officer, director or nominee for director or any other officer or employee who intends to cause the Company to enter into a related party transaction must fully disclose to the Chief Financial Officer all material facts concerning a prospective transaction or arrangement involving the Company in which such person may have an interest. The Chief Financial Officer will review the information and make a preliminary, written conclusion as to whether the transaction is a related party transaction.  If the preliminary conclusion is that the transaction would be a related party transaction, the Chief Financial Officer will present the information and his conclusion to the Audit Committee for review. If a member of the Audit Committee is involved in the transaction, that member will not participate in determining whether the related party transaction is approved or ratified by the Audit Committee. Annually, the Audit Committee will review any previously approved or ratified related party transactions that are continuing and determine based on then-existing facts and circumstances.

Before any related person transaction is approved, the following factors are to be considered:

•     The Related Party’s interest in the transaction;

•     The approximate value of the aggregate amount involved in the transaction;

•      The approximate value of the amount of the Related Party’s interest in the transaction;

•      A summary of the material terms of and facts relating to the transaction, including any documentation or proposed documentation for the transaction, and identification of the area(s) of the Company’s business directly relevant to the transaction;

•      Where the transaction involves the purchase or sale of products, property or services, the availability of comparable products, property or services from or to (as applicable) unrelated third-party sources;

•      Whether the transaction was undertaken in the ordinary course of business of the Company;

•      An assessment of whether the transaction’s terms are comparable to terms available from or to (as applicable) unrelated third parties in an arms-length transaction;

•      The purpose of, and the potential benefits to the Company of the transaction; and

•      Any other information regarding the transaction or the Related Party in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Approval of a transaction under the policy will be granted only if it is determined that, under all of the circumstances, the transaction is in, or not inconsistent with, the best interests of the Company.

Review of Related Person Transactions

Between January 1, 2020 and December 31, 2020, we have engaged in the following transactions with the members of our Board, senior management, parties that held more than 5% of our Ordinary Shares during that period, and their affiliates, which we refer to as our related parties. Each of these transactions was approved in accordance with our Related Transactions Policy.

Grants of Options to Related Parties

We grant options to members of the Board and senior management.  Details of options granted are included within the beneficial ownership table below.

BMS

On December 1, 2020, uniQure biopharma BV, a wholly owned subsidiary of the Company, entered into an amendment to its Collaboration and License Agreement with Bristol-Myers Squibb Company (“BMS”), dated April 6, 2015 (the “CLA”), pursuant to which the Parties are collaborating to discover and develop gene therapy products for the treatment of cardiovascular and other diseases. Additionally, On December 1, 2020, the Company and E.R. Squibb and Sons, LLC, a subsidiary of BMS, entered into an amendment of the Master Clinical Supply Agreement dated April 25, 2017 (the “Supply Agreement”, and together with the CLA, the “Collaboration Agreements”) for the supply of clinical gene therapy products pursuant to the CLA.

In May 2015, the Company entered into the now-amended CLA that provided BMS with exclusive access to the Company’s gene therapy technology platform for the research, development and commercialization of therapeutics aimed at multiple targets in cardiovascular and other diseases (“Collaboration Targets”). During the initial research term of the CLA, the Company supported BMS in discovery, non-clinical, analytical and process development efforts in respect of the Collaboration Targets. The initial four-year research term under the collaboration expired on May 21, 2019.

On December 1, 2020, BMS and the Company entered into an amendment to the CLA (the “Amendment”), pursuant to which BMS will be limited to the four Collaboration Targets that it previously designated, and the Company will continue to support the development of these four Collaboration Targets. Additionally, for a period of one-year from the effective date of the Amendment, BMS may replace up to two of the existing four Collaboration Targets with up to two new targets in the field of cardiovascular disease.

Under the Amendment, the research term has not been extended. However, for any Collaboration Targets that may be advanced, the Company will be responsible for manufacturing of research, clinical and commercial supplies using the Company’s vector technologies and industrial, proprietary insect-cell based manufacturing platform. BMS will reimburse the Company for its costs in support of the collaboration during the research, development, and clinical phases, and BMS will lead development, regulatory and commercial activities for any Collaboration Targets that may be advanced. The Company also has the obligation to provide access to its technology and know-how in the field of gene therapy to support up to four Collaboration Targets as may be designated pursuant to the terms of the Amendment and to support the collaboration through participating in a joint steering committee and other governing bodies. Subject to the terms of the CLA, BMS has the right to terminate the research, clinical and commercial supply relationships, and has certain remedies for failures of supply, up to and including technology transfer for any such failure that otherwise cannot be reasonably resolved. Both BMS and the Company may agree to a technology transfer of manufacturing capabilities pursuant to the terms of the CLA.

The Company has agreed to certain restrictions on its ability to work independently of the collaboration, either directly or indirectly through any affiliate or third party, on certain programs that would be competitive with a Collaboration Target. The Company has agreed to indication exclusivity for the current four Collaboration Targets. BMS may add or change the exclusive indications in the process of replacing Collaboration Targets as described above. The Company can opt out of the indication exclusivity by giving up certain economic rights under the CLA for each such indication that is affected by the Company opting out. If the Company opts out of an exclusive indication, the Company could pursue other targets for such indication other than a Collaboration Target.

Under the Amendment, the warrants that provided BMS with the ability in certain circumstances to acquire up to 19.9% of the Company were terminated. Instead, in the event of a change of control of the Company, BMS will receive a specified lump-sum payment.

The Company and BMS have simultaneously entered into a Project Services Agreement for the purpose of the generating a library of AAV capsids for BMS’s use in the research and development of gene therapy applications. The activities under the Project Services Agreement will be conducted separately from the activities under the CLA.

The foregoing description of the terms of the Collaboration Agreements is not complete and is qualified in its entirety by reference to the text of those agreements, copies of which are filed as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2020. We recognized $37.3 million, $5.0 million, and $7.5 million of license revenue under the Collaboration Agreements for the years ended December 31, 2020, 2019 and 2018, respectively.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

 Based on information publicly filed and provided to us by certain holders, the following table shows the number of our Ordinary Shares beneficially owned as of August 31, 2021 by (i) each person known by us to beneficially own more than five percent of our voting securities, (ii) each named executive officer, (iii) each of our directors, (iv) each of our director nominees, and (v) all of our current named executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares that could be issued upon the exercise of outstanding equity awards and warrants held by that person that are currently exercisable or exercisable within 60 days of August 31, 2021 are considered outstanding. As of August 31, 2021, we had 46,118,673 Ordinary Shares outstanding. Unless otherwise stated in a footnote, each of the beneficial owners listed below has direct ownership of and sole voting power and investment power with respect to our Ordinary Shares.

Unless otherwise noted below, the address of each director and named executive officer is c/o uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands.

Name and Address of	Ordinary Shares Beneficially Owned
Beneficial Owner	Number	Percent
5% or Greater Shareholders (“Major Shareholders”):
FMR, LLC (1)	4,449,609	9.65%

ForUniQure B.V. (2)	4,386,741	9.51%

Federated Hermes Inc (3)	3,855,615	8.36%

Investco Ltd (4)	3,430,893	7.44%

Coller Investment Management Ltd. (5)	2,840,365	6.18%

Nantahala Capital Management, LLC (6)	2,740,039	5.96%

Bristol-Myers Squibb Company (7)	2,388,108	5.18%

Directors and Named Executive Officers (11)

Matthew Kapusta	726,146	1.55%

Alexander E Kuta, Ph.D.	140,544	0.30%

Christian Klemt	91,124	0.20%

Robert Gut, M.D., Ph.D.	78,291	0.17%

Jack Kaye	51,992	0.11%

Paula Soteropoulos	43,287	0.09%

Ricardo Dolmetsch	37,083	0.08%

Madhavan Balachandran	32,243	0.07%

Jeremy P. Springhorn, Ph.D.	32,243	0.07%

David Meek	22,981	0.05%

Leonard Post	4,167	0.01%

Directors Nominees (1)

Rachel Jacques (9)	0	0.0%

Directors, Director Nominees, and Named Executive Officers Total (11)	1,260,096	2.66%

Major Shareholders, Directors, Director Nominees, and Named Executive Officers Total	25,360,466	54.892%

(1)	The registered office of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210, United States. The number of shares reported is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by FMR, LLC on February 5, 2021.
(2)	The registered office of Forbion 1, ForUniQure and Forbion Management is Gooimeer 2-35, 1411DC Naarden, The Netherlands. The number of shares reported is based solely on Schedules 13G/A filed by ForUniQure B.V. and Forbion I Management B.V. on February 16, 2021. Forbion’s beneficial ownership consists of (i) 4,376,883 Ordinary Shares held by ForUniQure B.V., or ForUniQure and (ii) 9,859 Ordinary Shares held by Forbion Management. Forbion 1 Management B.V. or Forbion 1, the director of ForUniQure and Forbion Management may be deemed to have voting and dispositive power over the Ordinary Shares held by ForUniQure and Forbion Management. Forbion 1, the director of ForUniQure, has voting and investment power over the shares held by ForUniQure, which are exercised through Forbion’s investment committee, consisting of H. A. Slootweg, M. A. van Osch, G. J. Mulder and Dr. van Deventer. None of the members of the investment committee have individual voting and investment power with respect to such shares, and the members disclaim beneficial ownership of such shares except to the extent of their proportionate pecuniary interests therein.
(3)	The registered office of Federated Hermes Inc. is 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3770, United States. The number of shares reported is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by Federated Hermes Inc. on February 12, 2021.
(4)	The registered office of Invesco Ltd. is 1555 Peachtree NE, Suite 1800, Atlanta, Georgia 30309, United States. The number of shares reported is based solely on a Schedule 13G filed with the Securities and Exchange Commission by Invesco Ltd. on February 16, 2021.
(5)	The registered address of Coller is c/o Coller Investment Management Limited, PO Box 255, Trafalgar Court, Les Banques, St Peter Port, Guernsey, Channel Islands GY1 3QL. The number of shares reported is based solely on the Schedules 13G filed by Coller Investment Management Limited, Coller International General Partner V. L.P and Coller International Partners V-A, L.P on April 30, 2021.
(6)	The registered office of Nantahala Capital Management, LLC is 130 Main St. 2nd Floor, New Canaan, Connecticut 06840, United States. The number of shares reported is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by Nantahala Capital Management, LLC on February 12, 2021.
(7)	The registered office of Bristol-Myers Squibb Company is 345 Park Avenue, New York, New York 10154, United States. The number of shares reported is based solely on a Schedule 13G filed with the Securities and Exchange Commission by Bristol-Myers Squibb Company on August 17, 2015.
(8)	The persons listed below hold options to purchase the number of Ordinary Shares shown that are currently exercisable or become exercisable within 60 days of August 31, 2021, as well as the number of outstanding Ordinary Shares shown:
(9)	Upon her appointment to the Board, Ms. Jacques would receive an equity grant consistent with compensation that has been provided to other new non-executive directors of the Company.

Name	Options to Purchase Ordinary Shares	Outstanding Ordinary shares
Matthew Kapusta	576,590	149,551
Alexander E. Kuta, Ph.D.	112,276	28,268
Christian Klemt	57,455	33,669
Robert Gut, Ph.D.	55,371	22,920
Jack Kaye	36,305	15,687
Ricardo Dolmetsch	8,750	28,333
Madhavan Balachandran	24,680	7,563
Jeremy Springhorn, Ph.D.	24,680	7,563
Paula Soteropoulos	39,305	3,982
David Meek	18,915	4,066
Leonard Post	4,167	-
Directors and Named Executive Officers Total (11)	958,494	301,602

Securities Authorized for Issuance under Equity Compensation Plans

The table below provides information about our Ordinary Shares that may be issued under our 2014 Amended and Restated Share Option Plan (the “2014 Restated Plan”), our predecessor plans and outside these plans as of August 31, 2021:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
2012 Equity Incentive Plan (Equity Compensation Plan Approved by Security Holders)	14,000	$9.56	(2)	—
2014 Restated Plan (Equity Compensation Plan Approved by Security Holders)	4,080,625	$24.76		4,997,652
Equity Compensation Plans Not Approved by Security Holders (3)	68,000	$5.31		—	(4)
Total	4,162,625	$24.39		4,997,652

(1)              The exercise price for our RSU and PSU awards is $0.00 and is included in the weighted-average exercise price of outstanding options, warrants and rights.

(2)              The exercise price of outstanding options is denominated in euro and translated to US$ at the foreign exchange rate as of August 31, 2021.

(3)              These awards include inducement grants entered into by the Company outside of the 2014 Restated Plan and the predecessor plans.

(4)              At the 2021 Annual General Meeting, our Board was granted the authority to issue a maximum of 19.9% of the Company’s aggregate issued capital at the time of issuance in connection with any other single issuance (or series of related issuances). Ordinary Shares may be issued as part of inducement or other option grants but are not restricted to that purpose.

COMPENSATION COMMITTEE REPORT

The Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

We have reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with uniQure’s management, and based upon such review and discussion, we recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

The Compensation Committee

/s/ Madhavan Balachandran
Madhavan Balachandran

/s/ Jack Kaye
Jack Kaye

/s/ David Meek
David Meek

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (the “CD&A”) explains our compensation philosophy, policies and decisions for 2020 for the following executives, whom we refer to in this CD&A and in the following tables as our named executive officers:

Named Executive Officer	Title
Matthew Kapusta	Chief Executive Officer and Executive Director
Dr. Ricardo Dolmetsch (1)	President Research and Development
Dr. Alexander Kuta	Executive Vice President, Quality and Regulatory
Christian Klemt (4)	Chief Accounting Officer
Dr. Robert Gut (2)	Non-Executive Director, former Chief Medical Officer
Dr. Sander van Deventer (3)	Former Executive Vice President, Product and Research Development

(1)	Dr. Dolmetsch joined uniQure as our President Research and Development on September 14, 2020.
(2)	Dr. Gut retired as our Chief Medical Officer and Executive Director on October 14, 2020 and was appointed as Non-Executive Director on December 1, 2020.
(3)	Dr. van Deventer resigned on September 14, 2020.
(4)	Mr. Klemt was appointed as Chief Financial Officer on June 15, 2021.

Executive Summary

Our Business

We are a leader in the field of gene therapy, seeking to develop single treatments with potentially curative results for patients suffering from genetic and other devastating diseases. We are advancing a focused pipeline of innovative gene therapies, including product candidates for the treatment of hemophilia B, which we have licensed to CSL Behring pursuant to the CSL Behring Agreement (as defined below), and Huntington’s disease. We believe our validated technology platform and manufacturing capabilities provide us distinct competitive advantages, including the potential to reduce development risk, cost, and time to market. We produce our Adeno-associated virus (“AAV”) -based gene therapies in our own facilities with a proprietary, commercial-scale, current good manufacturing practices (“cGMP”)-compliant, manufacturing process. We believe our Lexington, Massachusetts-based facility is one of the world’s most versatile gene therapy manufacturing facilities.

2020 Performance and Achievements

In 2020 and early 2021, our named executive officers played critical roles in the achievement of our goals to advance and expand our pipeline of leading gene therapy product candidates.

Etranacogene Dezaparvovec or AMT-061

We had significant achievements related to our lead product candidate, etranacogene dezaparvovec or AMT-061. Etranacogene dezaparvovec is our lead gene therapy candidate and includes an Adeno-associated virus (“AAV”) serotype 5 (together “AAV-5”) vector incorporating the functional human Factor IX (“FIX”) Padua variant. We are currently conducting a pivotal study in patients with severe and moderately-severe hemophilia B. In March 2020, we completed dosing of the 54 patients in the HOPE-B trial. The targeted number of patients to be dosed per the clinical trial protocol was 50. We have implemented and continue to implement various measures to allow us to closely monitor the trial within the guidance provided by the U.S. Food and Drug Administration (“FDA”) regarding the impact of the COVID-19 coronavirus pandemic (“COVID-19”) to minimize any risk or disruption in patient follow-up visits. In December 2020, we announced top-line data from the HOPE-B trial. The 26-week follow-up date from the trial showed that FIX activity in the 54 patients increased after dosing from ≤ 2% to a mean of 37.2% at 26 weeks, meeting a first primary endpoint of the HOPE-B trial. As of the November 2020 cut-off date, most adverse events were classified as mild (81.5%).

On December 21, 2020, our clinical trials of etranacogene dezaparvovec, including our HOPE-B trial, were placed on clinical hold by the FDA. The clinical hold was initiated following the submission of a safety report in mid-December relating to a possibly related serious adverse event associated with a preliminary diagnosis of hepatocellular carcinoma (“HCC”), a form of liver cancer, in one patient in the HOPE-B trial that was treated with etranacogene dezaparvovec in October 2019.

In March 2021, we completed an investigation that found it was unlikely that etranacogene dezaparvovec was the cause of the HCC. The data and analysis from the investigation were reported to the FDA in accordance with pharmacovigilance requirements and we are prepared to discuss these results and the status of the clinical hold with the FDA as expeditiously as possible. We do not anticipate any impact to the HOPE-B pivotal study or our regulatory submission timeline as a result of the clinical hold.

On June 22, 2021, we announced positive 52-week clinical data on all patients from our pivotal, Phase III HOPE-B gene therapy trial of etranacogene dezaparvovec. Data from the HOPE-B pivotal study showed that participants continued to demonstrate durable, sustained increases in Factor IX (FIX) activity at 52-weeks post-infusion with a mean FIX activity of 41.5 percent of normal, as measured by a one-stage APTT-based clotting assay, compared to a mean FIX activity of 39.0 percent of normal at 26-weeks of follow-up. During the 52-week period, a single dose of etranacogene dezaparvovec significantly reduced the annualized rate of bleeding requiring treatment by 80 percent from a prospectively collected 3.39 at baseline to 0.68 bleeding episodes per year (p-value <0.0001). The annualized rate of spontaneous bleeding requiring treatment was also significantly reduced by 85 percent from a prospectively collected 1.16 at baseline to 0.18 bleeds per year during the 52-week period (p-value <0.0001). Usage of FIX replacement therapy (IU/year and infusions/year) in all patients declined 96 percent during the 52-week period, with 52 of 54 patients (96 percent) successfully discontinuing their prophylactic infusions.

AMT-130 Program for Huntington’s Disease

We also achieved significant milestones in our AMT-130 program for our recombinant AAV5 vector carrying a DNA cassette encoding a microRNA that non-selectively lowers or knocks-down human huntingtin protein in Huntington’s disease patients. AMT-130 has received orphan drug and Fast Track designations from the FDA and Orphan Medicinal Product Designation from the EMA. In June 2020, we announced the completion of the first two patient procedures in the Phase I/II clinical trial of AMT-130 for the treatment of Huntington’s disease. These procedures occurred after a postponement that resulted from the COVID-19 pandemic and the associated states of emergency declarations in the United States. In June 2020, we announced the completion of the first two patient procedures in the Phase I/II clinical trial of AMT-130 for the treatment of Huntington’s disease. In October 2020 we completed the third and fourth patients’ procedures.

On September 25, 2020, we announced that the independent Data Safety Monitoring Board (“DSMB”) overseeing the Phase I/II clinical trial of AMT-130 for the treatment of Huntington’s disease had met and reviewed 90-day safety data from the first two patients enrolled in the trial. No significant safety concerns were noted to prevent further dosing. On October 13, 2020, we announced the completion of the third and fourth patient procedures in the Phase I/II clinical trial. On May 27, 2021, we announced that the independent Data Safety Monitoring Board (DSMB) overseeing the Phase I/II clinical trial of AMT-130 for the treatment of Huntington’s disease met and reviewed safety data for the fully enrolled first cohort of ten patients, and recommended continued dosing in the study. On June 16, 2021, we announced that the first two patient procedures have been completed in the higher dose, second cohort of the Phase I/II clinical trial of AMT-130.

CSL Behring Agreement

Additionally, in June 2020, we took a significant step in providing for both the long-term commercial success of etranacogene dezaparvovec and the financial stability of the Company by entering into a commercialization and license agreement (“CSL Behring Agreement”) between our wholly owned subsidiary, uniQure biopharma B.V., and CSL Behring LLC (“CSL Behring”). Under the CSL Behring Agreement, CSL Behring received exclusive global rights to etranacogene dezaparvovec, our investigational gene therapy for patients with hemophilia B (the “Product”). We received a $450.0 million upfront cash payment upon the closing of the CSL Behring Agreement and will be eligible to receive up to $1.6 billion in additional payments based on regulatory and commercial milestones. The CSL Behring agreement also provides that we will be eligible to receive tiered double-digit royalties in a range of up to a low-twenties percent of net sales of the Product based on sales thresholds.

The CSL Behring Agreement was subject to anti-trust regulatory review by the United States Federal Trade Commission. In May 2021, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for the global licensing agreement with CSL Behring for AMT-061 expired, and the agreement became fully effective.

Organizational Changes

On September 14, 2020, we appointed Ricardo Dolmetsch, Ph.D. as President, Research and Development. Dr. Dolmetsch succeeded Sander van Deventer, M.D., Ph.D., our former Executive Vice President, Research and Product Development. On October 14, 2020, our Chief Medical Officer, Robert Gut, M.D., Ph.D., resigned to allow him to return as a non-executive director on our Board of Directors. Dr. Gut was appointed to our Board of Directors as a non-executive director at an extraordinary meeting of shareholders on December 1, 2020.

On May 17, 2021, Pierre Caloz was appointed as Chief Operating Officer. Mr. Caloz oversees all manufacturing operations, global CMC development and innovation, supply chain, and facilities.

On June 15, 2021, Christian Klemt was appointed as Chief Financial Officer. Mr. Klemt was our Chief Accounting Officer from August 2017 to June 2021, and he will continue to serve as general manager of our Amsterdam site. Matthew Kapusta, who has been our Chief Executive Officer since December 2016 and had been our Chief Financial Officer from January 2015 to June 2021, will continue to serve as our Chief Executive Officer. In connection with his transition to Chief Financial Officer, Mr. Klemt will also serve as our Principal Financial Officer.

On June 16, 2021, our shareholders voted to approve the reappointment of Mr. David Meek and Ms. Paula Soteropoulos as non-executive directors of the Board of Directors. Mr. Meek has been appointed chairman of the Board. Mr. Philip Astley-Sparke did not stand for reappointment and retired from the Board on June 16, 2021.

COVID-19

We achieved our goals despite the global pandemic, which created many challenges during the course of 2020. However, we did not alter our goals or adjust our compensation as a result of the pandemic.

Compensation Philosophy and Principles

We operate in a competitive, rapidly changing and heavily regulated industry. The long-term success of our business requires us to be resourceful, adaptable, and innovative. The skills, talent, and dedication of our executive officers are critical components to our success and the future growth of the company. Therefore, our compensation program for our executive officers, including our named executive officers, is designed to attract, retain, and incentivize the best possible talent.

The Compensation Committee has established core objectives for our compensation programs, which are underpinned by a focus on elements that attract and retain the talent we believe is necessary to successfully lead uniQure and our employees globally.

Pay for performance

Motivate and reward our senior management to achieve established business and individual objectives.

Align interests with our shareholders

Align compensation with the value realized by our shareholders

Use “at risk” compensation to incentivize executives

Use “at risk,” or variable, compensation to align the interests with those of our shareholders over time and contribute to the achievement of both short- and long-term goals

Attract and retain talented executives

Provide compensation opportunities and policies that are competitive with similarly sized biotechnology companies

How We Determine Executive Compensation

Compensation Oversight

The Compensation Committee is composed solely of independent directors, who at the end of 2020 were Madhavan Balachandran, Jack Kaye and David Meek, with Mr. Balachandran serving as the Committee Chair.  The Chair of the Board (formerly Philip Astley-Sparke and currently David Meek) is invited to attend meetings but is not a formal member.

Details of the Compensation Committee’s duties are fully set out in the Compensation Committee’s charter, which can be found on our website: http://uniqure.com/investors-newsroom/corporate-governance.php.

The overarching purpose of the Compensation Committee is to oversee the manner in which the Board discharges its responsibilities relating to uniQure’s compensation policies, plans and programs for uniQure’s executive officers and directors.

The Compensation Committee is wholly accountable for any changes in compensation for the Chief Executive Officer, and the Chief Executive Officer is not included in any discussions regarding changes to his own compensation. For other named executive officers, recommendations are made by the Chief Executive Officer and subsequently reviewed and approved by the Compensation Committee. Overall compensation for our named executive officers may increase or decrease year-to-year based upon, among other things, his or her annual performance or changes in his or her responsibilities.

The Annual Committee Process

The Compensation Committee typically meets six or more times a year to consider the following items:

Quarter	Typical Meeting Topics
Q1	•	Determine corporate goals for current year;
	•	Determine executive compensation for current year, including base salary, target bonus and long-term equity incentive grants, as well as earned and annual cash bonus for prior year; target annual cash;
	•	Determine director compensation, including cash and equity compensation; and
	•	Determine non-executive employee compensation for current year, including equity incentive grants, merit pool for base salary increases and bonus plan, as well as earned bonus pool for prior year cash.

Q2	•	Assess prior year activities and Compensation Committee performance; and
	•	Plan compensation cycle through remainder of current year and into following year.

Q3	•	Review Compensation Committee Charter;
	•	Review with compensation consultant best practices related to disclosure and director and executive compensation; and
	•	Engage compensation consultant for work associated with upcoming compensation cycle.

Q4	•	Review compensation peer group;
	•	Review information provided by compensation consultant, including comparable data related to director and executive compensation; and
	•	Perform initial evaluations for the year-ahead of target executive compensation (including cash and equity compensation), director compensation (including cash and equity compensation), employee equity grants, and terms of annual incentive bonus plan for upcoming year.

Additional meetings are scheduled on an as needed basis, and in 2020 the Committee met seven (7) times.

Use of an Independent Advisor

As set out in its Charter, the Compensation Committee has the authority to retain outside consultants to provide independent advice to the Committee.  In 2020 the Committee retained WTW as its independent compensation consultant.  WTW reported directly to the Compensation Committee and took direction from the Chair of the Committee.  Having assessed WTW’s independence pursuant to SEC rules and Nasdaq listing rules, the Compensation Committee concluded that the work of WTW did not raise any conflicts of interest.

During the year, WTW provided assistance in designing and reviewing our management and director compensation programs, including reviewing the compensation peer group, providing market data on all aspects of compensation, reviewing long-term incentive grant practices, and attended Compensation Committee meetings and provided general advice.

The Compensation Committee considered the analysis and advice from WTW, as well as support and insight from management when making compensation decisions.

Managing Compensation-Related Risk

uniQure operates in a highly regulated and competitive sector, and managing risk is embedded in the manner in which the Company is run and operates. The Board has delegated to the Compensation Committee responsibility to oversee compensation-related risk.

The Compensation Committee annually evaluates whether there are potential risks arising from the Company’s compensation policies and practices as part of our annual risk assessment performed by management and reported to and discussed with the Board.  The Compensation Committee has determined that uniQure’s compensation policies and practices do not encourage executives to take excessive risks given that the various elements of the policies and practices diversify the risks associated with any single element of the executives’ compensation.

Compensation Peer Group

uniQure has a biennial peer group review process whereby the group is reviewed in detail every two years; 2020 was a full review year. In interim years changes are made to the extent necessary, primarily relating to transaction activity. In identifying potential peers, the Compensation Committee, with advice received from WTW, selected companies for our 2020 peer group through a screening process that focused on publicly-traded biopharmaceutical companies like us. The Compensation Committee focused on factors which included number of employees, market capitalization, R&D expense, therapy area and pipeline profile.

The 2019 peer group used to make decisions regarding 2020 compensation comprised the following 17 companies:

• Alder BioPharmaceuticals	• Editas Medicine	• Revance Therapeutics
• Arena Pharmaceuticals	• Epizyme	• Sangamo Therapeutics
• Arrowhead Pharmaceuticals	• Intellia Therapeutics	• Spark Therapeutics
• Blueprint Medicines	• Invitae	• Voyager Therapeutics
• Denali Therapeutics	• MyoKardia	• Wave Life Science
• Dynavax Technologies	• Regenxbio

Given 2020 was a ‘full review’ year, a thorough analysis was undertaken in September 2020 to assess the extent to which the peer group remained appropriate, using the process described above. Based on the screening criteria, two companies were removed from the peer group compared to the prior year, and three new companies were added given their relevance to uniQure in terms of size and operations.

	Removed Companies (n=2)		New Companies (n=3)
•	Alder BioPharmaceuticals	•	Adverum Biotechnologies
•	Spark Therapeutics	•	Fate Therapeutics
		•	Meira GTx

The primary reason for removing a company related to acquisition activity involving that company, and additions were made to reflect therapeutic relevance or to meet appropriate size parameters.  As a result, the 2020 compensation peer group was comprised of the following 18 companies and was approved in September 2020 for use in informing decisions regarding 2021 compensation:

• Adverum Biotechnologies	• Editas Medicine	• MyoKardia
• Arena Pharmaceuticals	• Epizyme	• Regenxbio
• Arrowhead Pharmaceuticals	• Fate Therapeutics	• Revance Therapeutics
• Blueprint Medicines	• Intellia Therapeutics	• Sangamo Therapeutics
• Denali Therapeutics	• Invitae	• Voyager Therapeutics
• Dynavax Technologies	• Meira GTx	• Wave Life Science

The 2020 peer companies had trailing twelve-month average market capitalizations that ranged from approximately $477 million to $4.01 billion as of September 2020, an employee headcount that ranged from 114 to 1,500, R&D expense that ranged from $40 million to $331 million as of September 2020, and revenue numbers to $806 million. At the time the analysis was conducted, we ranked at the 79th percentile on market capitalization and had approximately 311 employees at the 80th percentile on headcount, ranked at the 14th percentile for revenue and ranked at the 47th percentile on R&D expense. Like uniQure, the primary focus of most of these companies’ pipelines is pre-commercial of approximately $2.35 billion.

The Compensation Committee determined that uniQure’s size relative to the peer group was appropriate for the purpose of compensation comparisons.  For executive roles where insufficient proxy statement data was available to inform market comparisons, the Committee additionally referenced survey data provided by WTW and Radford for similarly sized biotech and biopharma companies.

Compensation Elements

At the 2016 Annual General Meeting, uniQure shareholders approved our Remuneration Policy, which sets out the structure for the compensation granted to our senior managers, including the Chief Executive Officer and other named executive officers. The full policy can be found on our website: http://uniqure.com/investors-newsroom/corporate-governance.php.

In summary, our compensation program is designed to be straightforward in nature with five core elements, the first three of which are compensation related and the last two are benefits reflecting local market practices for each named executive officer.

Element	Purpose	Key Features
Base Salary	Provide market-competitive fixed compensation Attract exceptional talent in the relevant market

•                  Fixed cash compensation

•                  Reviewed annually

•                  Value informed by market levels for executives with comparable             qualifications, experience and responsibility, coupled with the nature,             scope and impact of the role

•                  Target approximately 50th percentile of market peers, considering the             factors noted above

Short-Term Incentive (Annual Cash Bonus)	Reward for achievement of pre-defined criteria in areas of strategic importance to uniQure Align compensation with Company performance

•                  Subject to the approval of the Board in its discretion

•                  Discretionary variable cash compensation ranging from 35% to 60% of           annual Base Salary in 2020

•                  Maximum opportunity capped at 150% of target

•                  Weighting is based solely on performance against corporate goals for the           Chief Executive Officer, and a combination of performance against           corporate goals (80%) and individual goals (20%) for the other named           executive officers

•                  Corporate and individual targets established in the beginning of each year

•                  Assessment against the predetermined goals informs actual cash bonus             that is awarded

•                  Target bonuses informed by levels in the market, with reference to the           50th percentile

Long-Term Incentives (Equity Awards)	Align long-term interests with shareholders Reward sustainable value creation Encourage retention

•                  Subject to the approval of the Board in its discretion

•                  Annual awards of variable equity-based compensation

•                  2020 awards were a mix of stock options and restricted stock units

•                  Stock options have a ten-year term, with 25% vesting after one year and           then ratably on a quarterly basis

•                  Restricted stock units vest ratably on an annual basis over three years

•                  Target opportunity informed by prior year performance and levels in the             market with reference to the 50th percentile

Pension and Retirement Savings Plans	Provide market-competitive retirement benefits

•                  Based on local market practice

•                  U.S.-based named executive officers are eligible to participate in a           qualified 401(k) Plan with matching of up to 3% of base salary

•                  Netherlands-based named executive officers are eligible to participate in a           defined contribution pension plan

Other Benefits	Provide market competitive benefits focused on well-being

•                 An Employee Share Purchase Plan (“ESPP”) is offered to all eligible            employees, which includes eligible named executive officers

•                  ESPP allows for purchase of discounted Ordinary Shares through           accumulated payroll deductions

•                  Medical, dental and vision health care plans with premiums paid by the           company for U.S.-based named executive officers

•                  Up to four weeks of paid time off for U.S.-based named executive officers             and six weeks for Netherlands-based executive officers

•                  Company-paid life insurance and short-term and long-term disability, with            some employee contribution for U.S.-based named executive officers

•                  Tuition reimbursement

•                  Fitness membership reimbursement

Target Pay Mix

A significant portion of our named executive officers’ target compensation is variable and at-risk, short term incentives (“STI”) and long-term incentives (“LTI”) maximizing alignment with our shareholders and long-term value creation.

In 2020, the target compensation mix for the CEO, of which 89% was at-risk, is detailed below:

We do not specify a target mix of salary, STI and LTI compensation for our other named executive officers, but we target a range of approximately 75% - 80% for the at-risk components.  The overall compensation structure is adjusted to determine an appropriate mix on a position-by-position basis based on peer group data and other comparable compensation data for each position.

2020 Compensation Decisions and Outcomes

Base Salary

As described below, our named executive officers receive a base salary, the terms of which are subject to each of their individual employment agreements. The Compensation Committee annually reviews each named executive officer’s base salary and may adjust such individual’s base salary after considering his or her responsibilities, performance and contributions to the Company and the Company’s overall performance. Additionally, the Compensation Committee will consider market data, with a view to ensuring base salary is set competitively, with a philosophy of targeting approximately the 50th percentile, taking into consideration the above factors.  Based on that analysis and the recommendation of our Compensation Committee, the Board made adjustments from the prior year to the base salaries of our executive officers.

The 2020 base salary for our named executive officers are described below:

Named Executive Officer	Base Salary	Effective Date
Matthew Kapusta 1)	$566,500	January 2020
Ricardo Dolmetsch2)	$500,000	September 2020
Alexander E. Kuta 1)	$436,091	January 2020
Christian Klemt 1)	€240,000	January 2020
Robert Gut 1,), 3)	$442,535	January 2020
Sander van Deventer 1,), 4)	€353,220	January 2020

1)	Mr. Kapusta’s, Dr. Kuta’s, Mr. Klemt’s, Dr. Gut’s and Dr. van Deventer’s base salaries were increased in alignment with the rate of increase with the broader employee population. Increases ranged from 1.5% to 12.0%.
2)	Dr. Dolmetsch joined uniQure with a base salary of $500,000 on September 14, 2020.
3)	Dr. Gut resigned effective October 14, 2020.
4)	Dr. van Deventer resigned effective September 14, 2020, and his base salary was based on 80% part-time schedule of employment.

Short-term Incentive

The Company’s short-term incentives to named executive officers provide an opportunity for our named executive officers to earn an annual cash bonus, contingent on the successful achievement of goals with various program areas aligned to our strategic objectives. The award of any annual bonuses shall be subject to the approval of the Board in its discretion.

Any annual cash bonus for the Chief Executive Officer is based solely on the assessment of company-wide performance. For the other named executive officers 80% of their opportunity is based on the same company-wide performance, with the remaining 20% based on individual performance.

Bonus opportunities for the named executive officers in 2020 were as follows:

Named Executive Officer	Target Bonus (% of salary)	Maximum Bonus (% of salary)
Matthew Kapusta	60.0%	90.0%
Ricardo Dolmetsch	50.0%	75.0%
Alexander E. Kuta	40.0%	60.0%
Christian Klemt	35.0%	52.5%
Robert Gut	40.0%	60.0%
Sander van Deventer	40.0%	60.0%

Effective January 1, 2020, we increased the target bonus rate of Mr. Kapusta from 55% to 60%. Dr. Kuta’s, Mr. Klemt’s, Dr. Gut’s and Dr. van Deventer’s target bonus rate remained the same from the prior year. Dr. Dolmetsch joined uniQure in September 2020 and was appointed with a target bonus rate of 50%.

Annually, we evaluate and establish performance targets based on the corporate goals that are adopted by the Board. Our performance targets are generally based on the achievement of a key set of core objectives considered essential to our successful performance over a given calendar year.  These core objectives are designed across the range of functions of the Company, including clinical, research and technology, regulatory, manufacturing, finance and other general and administrative functions.  Our performance against targets is reviewed periodically with the Board throughout the year.  At the end of the calendar year, we assess the overall performance, which is then used for compensation decisions, including the payment of annual incentive bonuses.

In early 2020, the Board approved the following corporate objectives.

Corporate Objectives	Weighting at Target	Why it Matters
Advance our hemophilia B Program	45.0%	Our AMT-061 product candidate for the treatment of hemophilia B is our lead product candidate and in Phase III clinical development.

Advance our Huntington’s Disease Program	27.5%	Our AMT-130 product candidate for the treatment of Huntington’s disease is in Phase I/II clinical development.

Advance our hemophilia A Program	7.5%	Our AMT-180 product candidate for the treatment of Hemophilia A is in the late stages of pre-clinical development.

Advance our Research and Technology Programs and Corporate Development	10.0%

The development of enabling technologies and additional product candidates is core to our strategy. Enabling technologies include novel gene therapy components, such as AAV vectors and promoters, administration techniques and manufacturing capabilities. Our research pipeline is currently focused on liver-directed and CNS disorders, including gene therapies targeting hemophilia A, Fabry disease and spinocerebellar ataxia Type 3.

To facilitate our goals, it is also critical that we manage our corporate resources effectively, as well as develop an infrastructure and organization that anticipates emergent needs.

Board Discretionary Component	10.0%	The Board reserves the right to recognize up to 10% for corporate performance should it be merited.

We believe these corporate objectives were critical to the successful execution of our long-term strategy and the achievement of sustainable shareholder value creation.  In approving the targets, each goal within a program area has an associated level of achievement and time frame. The extent to which the goal is achieved, and whether it is on time, informs the rating assigned at year-end.

In order to achieve the annual cash bonus, the total performance related to all key goals must exceed a threshold of 50%. The maximum total performance related to all key goals cannot exceed 150%. Amounts between threshold, target and maximum payout are interpolated to reward incremental achievement and no amounts are paid for results on a particular performance metric if actual results are below threshold. For performance assessed at below 50%, no annual cash bonus is paid, and for performance assessed at above 150%, no additional annual cash bonus is paid.

For the 2020 annual cash bonus, our Board determined, based on the recommendation of the Compensation Committee, that the overall achievement of the Company relative to the target performance objectives was 102.5%. The Board did not adjust the overall achievement or the target performance objectives during the course of the calendar year due to COVID-19, nor did it exercise discretion to award any discretionary component for other purposes.  A summary of the performance assessment is below:

Key Goal	Assessment
Advance our hemophilia B Program

The Board determined that there was overachievement based on:

•          Presenting 26-week data from HOPE-B pivotal study at American Society of Hematology

•         Executing global commercialization and license agreement with CSL Behring

•         Dosing the final patient in HOPE-B pivotal study

•         Enrolling first patient in extension trial for Ph 1/2

•         Initiating PDMA consultation for Japan

•         Receiving EMA approval for pediatric investigation plan

•         Achieving quality release of final clinical batch

•         Defining plan for commercial supply readiness

•         Initiating tech transfer of 500L process

•         Developing strategy for pre-launch education

•         Finalize distribution, channel and patient service strategies

The overall contribution to the final assessment was 47.25%.

Advance our Huntington’s Disease Program

The Board determined there was overachievement of our corporate goals based on:

•         Enrolling 4 patients in Ph 1/2 study

•         Holding first Data Safety Monitoring Board

•         Developing a European clinical development strategy

•         Completing 24-month mini-pig study

•         Finalizing 2-yr data from long-term non-human primate (NHP) study

•         Completing R62 mouse NF-L study

•         Releasing Cohort 2 clinical material

The overall contribution to the final assessment was 32.00%.

Advance our hemophilia A Program

The Board determined there was partial achievement of our corporate goals based on:

•         Program de-prioritized due to lack of efficacy and clinical feasibility

•         Completing dose range finding study in hemophilia A mice

•         Completing GLP safety and toxicology study

The overall contribution to the final assessment was 2.25%.

Advance our Research and Technology Programs

The Board determined there was overachievement of our corporate goals based on:

•         Initiating GLP safety and toxicology study for one additional program

•         Completing SCA3 NHP technical feasibility study

•         Selecting lead candidate for one additional program

•         Developing R&D strategic framework, including priority indications and targets

•         Developing enforcement/licensing strategy for intellectual property

The overall contribution to the final assessment was 6.50%.

Advance Corporate Development Initiatives

The Board determined there was over achievement of our corporate goals based on:

•         Exceeded target financial goal/budget expectations

•         Completing amendment of commercialization and license agreement with Bristol Myers Squib

•         Successfully recruiting critical new hires

•         Developing a culture and employee engagement improvement plan

The overall contribution to the final assessment was 14.50%.

The Board determined in their assessment that the combination of goal achievement at target, partial achievement and over achievement at 102.5% was an accurate reflection of Company performance in 2020. No factor for Board discretion was applied.

In respect of the individual performance component for the named executive officers other than the Chief Executive Officer, the Compensation Committee noted the following achievements in approving the rating recommendation submitted by the Chief Executive Officer:

Named Executive Officer	Individual Goal Assessment	Primary Achievements
Matthew Kapusta	Not applicable	Not applicable
Dr. Ricardo Dolmetsch	Met goals	• Rapidly integrated as leader of R&D organization • Developed, communicated and implemented new organizational model for Research department
Dr. Alexander Kuta	Partially achieved goals

•         Advanced BLA preparations and inspection readiness for hemophilia B

•         Successfully released clinical material for Huntington’s disease Ph 1/2 study

•         Hired senior departmental leader

•         Implemented culture improvement plan

Christian Klemt	Exceeded goals

•         Successfully managed and achieved budget targets

•         Meaningfully strengthened and improved IT security

•         Successfully recruited key leadership positions

•         Provided Amsterdam site leadership during COVID

•         Achieved SOX Compliance and other financial goals

Dr. Robert Gut	Terminated October 14, 2020	Not applicable
Dr. Sander van Deventer	Terminated September 14, 2020	Not applicable

The combination of this company-wide corporate performance and individual performance resulted in the following annual cash bonus in respect of 2020 performance:

Named Executive Officer	Actual Bonus	Actual Bonus (% of salary)	Actual Bonus (% of target)
Matthew Kapusta	$348,398	61.5%	103%
Ricardo Dolmetsch (1)	$75,452	15.0%	102%
Alexander E. Kuta	$172,692	38.0%	99%
Christian Klemt	$100,804	37.0%	105%
Robert Gut (2)	$139,168	40.0%	100%
Sander van Deventer (3)	$-	-	-%

(1)	Dr. Dolmetsch’s annual cash bonus was pro-rated based on a September 14, 2020 start date.
(2)	Dr. Gut’s annual cash bonus was pro-rated based on his October 14, 2020 termination date.
(3)	Dr. van Deventer resigned on September 14, 2020 and did not receive an annual cash bonus related to his 2020 performance.

2020 Long-Term Incentive Awards

The Company’s 2014 Restated Plan provides that the Board may grant equity awards to its employees. These grants include annual and periodic equity awards linked to continued employment and, at the Board’s discretion, the achievement of certain performance targets. Such grants as they apply to our named executive officers are described below. Pursuant to the 2014 Restated Plan, employees may be granted options, restricted share units or performance share units. By awarding long-term incentive awards via a combination of different vehicles, the Compensation Committee can balance the objectives of driving sustainable long-term performance and shareholder value creation, encouraging retention while remaining market competitive.

For 2020, the Compensation Committee determined that long-term incentive awards would be granted in the form of share options and restricted share units. This combination of vehicles balances our objectives of long-term performance and shareholder value creation with executive retention and market competitiveness. Options require our stock price to increase, and to do so in a sustainable way, for the awards to have and retain value. The Committee believes these provide a compelling performance orientation. While performance share units had been awarded in the past, they were removed in 2020:

-	The vehicle is highly uncommon within our peer group, and more generally within our broader industry when considering companies of a similar size and pipeline profile; this presented concerns regarding the market competitiveness of our equity program and our ability to attract and retain leading talent.

-	It remains challenging to set goals that extend beyond one-year in a way that is sufficiently informed and fair for both participants and our shareholders. The short-term incentive plan continues to measure performance over a one-year period, and the use of stock options provides a long-term performance orientation.

The Company adopted an employee share purchase plan (the “Purchase Plan”) at the 2018 Annual General Meeting. The Purchase Plan is designed to allow eligible employees of the Company and its designated subsidiaries to purchase discounted Ordinary Shares at designated intervals through their accumulated payroll deductions. The provisions of the Purchase Plan are intended to satisfy the requirements of Section 423 of the U.S. Internal Revenue Code of 1986, as amended, with respect to U.S. participants. Favorable tax treatment is available for U.S. tax residents participating in a plan that qualifies under Section 423.

Awards are generally made annually in the first calendar quarter, taking into account impact on achieving our corporate goals, performance in the prior year and market data for the compensation peer group. The key features of each award type are as follows:

•     Options vest over a period of four years, with 25% of options granted becoming exercisable on the first anniversary, with the remaining options becoming exercisable pro-rata on a quarterly basis over the remaining three years.

•      Awards expire after ten years.

•      Share options cannot be repriced, reset, or exchanged for cash if underwater without shareholder approval.

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•      Restricted Share Units vest pro-rata on an annual basis over three years.

•     Dividends do not accrue until shares are free from restrictions, unless expressly stated in the applicable award agreement.

•     Shares are issued to the participant upon vesting of the award but may be subject to a nondiscretionary sale of a portion of the shares to cover tax withholding requirements.

Target equity awards are approved each year by the Compensation Committee, based on a combination of factors including performance against corporate and individual goals, granting history in prior years, impact on share utilization and dilution, impact of the individual on achieving the Company’s corporate goals, relative grant levels among executives, market practices and other relevant factors. In determining and approving award values, the Compensation Committee reviews data for our peer group and the overall total compensation of our executive officers. Considering the overall corporate performance and individual achievement in 2019, our Compensation Committee recommended that the Board grant long-term incentive equity awards that were commensurate with reference to the 25th-75th percentile of our peer group. The grant date fair value of the CEO’s equity grant was positioned between the 25th and the 50th percentile relative to peers. Target equity awards for named executive officers other than our CEO were approved at approximately 350% to 500% of 2019 base salary, and target equity awards for our CEO were approved at approximately 745% of 2019 base salary.

In establishing the mix of long-term incentives to award our named executive officers, the Compensation Committee referenced market data for our peers, which found that most competitors grant awards in either stock options or a combination of stock options and restricted stock units.  These awards had the following fair values as of the grant dates:

Named Executive Officer	Stock Options	Restricted Stock Units	Total
Matthew Kapusta	$1,749,294	$1,750,608	$3,499,902
Alexander E. Kuta	$640,928	$641,408	$1,282,336
Christian Klemt	$427,275	$427,588	$854,863
Robert Gut	$640,928	$641,408	$1,282,336
Sander van Deventer(1)	$640,928	$641,408	$1,282,336

(1)	Dr. van Deventer forfeited his 2020 annual grant upon his departure on September 14, 2020

Ricardo Dolmetsch was appointed in September 2020 and did not receive an equity grant under our annual program. On his appointment the Compensation Committee approved equity grants to secure his appointment, which provided replacement compensation for awards forfeited on joining uniQure and to align him immediately with the other executives and the interests of our shareholders. Details of these awards are provided below in the section titled “Ricardo Dolmetsch.” In 2020, equity awards had a target mix based on fair values of 50% share options and 50% restricted share units determined as of February 14, 2020.

Employee Share Purchase Plan

The Employee Share Purchase Plan is designed to allow eligible employees of uniQure and its designated subsidiaries to purchase discounted Ordinary Shares at designated intervals through their accumulated payroll deductions. The purpose of the Plan is to provide employees with a convenient method to invest in uniQure Ordinary Shares which will increase the equity stake of our employees and will benefit shareholders by aligning more closely the interests of our participating employees with those of our shareholders. We believe that this will help to motivate and retain highly qualified employees.

Under the Plan, the number of Ordinary Shares initially reserved for issuance was 150,000. The purchase price of the Ordinary Shares acquired on each purchase date will be the lesser of (a) 85% of the closing price of an Ordinary Share on the first day of the offering period or (b) 85% of the closing price of an Ordinary Share on the purchase date.

CEO Pay Ratio

Under Item 402(u) of Regulation S-K adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to disclose the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median compensated employee, excluding our CEO.

Matthew Kapusta (a)	$4,465,377
Median Employee 2020 Annual Total Compensation	$141,123
CEO to Median Employee Pay Ratio	32 to 1

(a)         This annual total compensation is the Total Compensation from the Summary Compensation Table.

Methodology

Our methodology for determining our CEO pay ratio relies on estimates and assumptions calculated in a manner consistent with SEC rules and guidance.

Determination of Employee Population

For this 2020 disclosure, we determined our global employee population as of the December 31, 2020, including full-time, part-time, seasonal and temporary workers, other than our CEO. As of December 31, 2020, we had a total of 341 employees, 167 of whom were based in Amsterdam, The Netherlands, and 174 in Lexington, Massachusetts.

Calculating Median Employee Compensation

To identify the median employee in 2020, we used total wages earned as our consistently applied compensation measure (“CACM”), which we obtained from our payroll records across our global employee population. We calculated the total wages earned in the 2020 calendar year and adjusted the pay of employees in Europe from Euros to U.S. Dollars using the average exchange rate that we applied in our financial statements. For employees that started their employment during the year (i.e., after January 1, 2020), we pro-rated the total wages earned to reflect annualized wages earned. We did not annualize the total wages earned for any of our temporary or seasonal workers.

Based upon the comparison using the CACM, we determined that the total annual compensation of our median employee was $141,123 as of December 31, 2020.

Our CEO to median employee pay ratio is 32 to 1.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies, including our compensation peer group, may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Employment Agreements

Matthew Kapusta

Mr. Kapusta currently serves as our Chief Executive Officer and as an Executive Director. On December 9, 2014, the Company entered into an employment agreement with Mr. Kapusta for the role of Chief Financial Officer, which was subsequently amended on a several occasions, including in connection with Mr. Kapusta’s appointment as Chief Executive Officer (as amended, the “Kapusta Employment Agreement”).  The Kapusta Employment Agreement initially provided that Mr. Kapusta would earn a base salary equal to $450,000 per year effective January 1, 2017, plus reimbursement of expenses incurred on the Company’s behalf. In February 2021, the Board approved Mr. Kapusta’s 2021 salary and long-term equity incentive awards, as well as his annual cash bonus for performance in 2020. The Board awarded Mr. Kapusta a 2021 base salary of $583,495 and a 2020 performance bonus of $348,398. Mr. Kapusta is also eligible for a cash bonus based on performance in 2021 with a target of 60% of his base salary. The Board awarded Mr. Kapusta 2021 long-term incentive equity grants of 55,813 restricted share units and an option to purchase 96,229 ordinary shares of the Company each pursuant to the Company’s equity incentive plan. The termination provisions of the Kapusta Employment Agreements are further discussed below. The term of the Kapusta Employment Agreement will run through December 31, 2021 (subject to an automatic renewal provision if no notice of termination is provided at least ninety days prior to the end of a renewal term) or until terminated by either us or by Mr. Kapusta. Copies of the Kapusta Employment Agreement and its amendments are filed as Exhibits 10.6, 10.7 and 10.8 to the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021 respectively. The foregoing are not complete descriptions of the Kapusta Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Ricardo Dolmetsch

Dr. Dolmetsch entered into an employment agreement with the Company effective September 14, 2020 for the role of President, Research and Development (the “Dolmetsch Employment Agreement”). The Dolmetsch Employment Agreement provided that Dr. Dolmetsch would receive a base salary of $500,000 per year, subject to review at the sole discretion of the Company, a one-time signing bonus of $250,000 and a discretionary target bonus of up to 50% of his annual base salary. Under the Dolmetsch Employment Agreement, Dr. Dolmetsch is also entitled to expenses and reimbursements.  He was also entitled to a grant of an option to purchase 35,000 ordinary shares of the Company (subject to a four-year vesting period), a grant of 55,000 restricted share units (subject to a three-year vesting period), and a grant of 10,000 restricted share units (subject to a one-year vesting period) each pursuant to the Company’s equity incentive plan, and he would be eligible for future grant awards. The Dolmetsch Employment Agreement also provides for severance benefits, including payments of: (1) 150% of his base salary plus target bonus and COBRA coverage for 18 months for a termination in association with a change of control of the Company and (2) 100% of base salary plus target bonus and COBRA coverage for 12 months for other qualifying terminations; as well as a pro-rata cash bonus for the current (interrupted) year in which any qualifying termination occurs. In March 2021, Dr. Dolmetsch received a letter (the “Dolmetsch 2021 Letter”), which provides that his 2021 base salary will be $506,000 and his 2020 bonus will be $75,452. The Dolmetsch 2021 Letter also provides that Dr. Dolmetsch will be entitled to participate in the 2021 equity grants of 12,729 restricted share units and an option to purchase 21,947 ordinary shares of the Company each pursuant to the Company’s equity incentive plan. The termination provisions of the Dolmetsch Employment Agreement are further discussed below. The Dolmetsch Employment Agreement is to continue in force from year to year unless terminated in accordance with its terms. A copy of the Dolmetsch Employment Agreement is filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021. The foregoing are not complete descriptions of the Dolmetsch Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Alexander E. Kuta

Dr. Kuta entered into an employment agreement with the Company on January 23, 2017 for the role of Senior Vice President, Regulatory Affairs (the “Kuta Employment Agreement”). The Kuta Employment Agreement provided that Dr. Kuta would receive a base salary of $375,000 per year, subject to review at the sole discretion of the Company and a discretionary target bonus of up to 35% of annual base salary (with any such bonus for 2017 being pro-rated for length of service). Under the Kuta Employment Agreement, Dr. Kuta is also entitled to expenses and reimbursements.  He was also entitled to a grant of an option to purchase 150,000 ordinary shares of the Company pursuant to the Company’s equity incentive plan and would be eligible for future grant awards. Effective August 20, 2019, the Kuta Employment Agreement was amended and restated to, among other things, provide for a promotion to the position of Executive Vice President, Operations, a base salary of $429,646 annually, an additional equity grant of 15,000 restricted share units pursuant to the Company’s equity incentive plan, and additional severance benefits, including an increase in severance payments: (1) to 150% of base salary plus target bonus and COBRA coverage for 18 months for a termination in association with a change of control of the Company and (2) to 100% of base salary plus target bonus and COBRA coverage for 12 months for other qualifying terminations; as well as a pro-rata cash bonus for the current (interrupted) year in which any qualifying termination occurs. In March 2021, Dr. Kuta received a letter (the “Kuta 2020 Letter”), which provides that his 2021 base salary will be $444,813 and his 2020 bonus will be $172,692. The Kuta 2021 Letter also provides that Dr. Kuta will be entitled to participate in the 2021 equity grants of 18,718 restricted share units and an option to purchase 32,272 ordinary shares of the Company each pursuant to the Company’s equity incentive plan. The termination provisions of the Kuta Employment Agreement are further discussed below. The Kuta Employment Agreement is to continue in force from year to year unless terminated in accordance with its terms. A copy of the Kuta Employment Agreement is filed as Exhibit 10.44 to the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021. The foregoing are not complete descriptions of the Kuta Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Christian Klemt

Mr. Klemt entered into an employment agreement with the Company effective September 1, 2015 for the role of Global Controller. Effective July 15, 2017, Mr. Klemt was promoted to Chief Accounting Officer and on June 15, 2021 was promoted to Chief Financial Officer (“CFO”). Effective June 15, 2021 and in conjunction with his promotion to CFO, Mr. Klemt entered into a new employment agreement with the Company (the “Klemt Employment Agreement”). The Klemt Employment Agreement provides that Mr. Klemt will receive a base salary of € 325,000, subject to review at the sole discretion of the Company and a discretionary bonus of up to 40% of his annual base salary. Under the Klemt Employment Agreement, Mr. Klemt is also entitled to expenses and reimbursements. The Klemt Employment Agreement also provides, among other things, severance benefits, including severance payments of: (1) 150% of base salary plus target bonus for a termination in association with a change of control of the Company and (2) 100% of base salary plus target bonus for other qualifying terminations; as well as a pro-rata cash bonus for the current (interrupted) year in which any qualifying termination occurs.  In March 2021, Mr. Klemt received a letter (the “Klemt 2021 Letter”), which provided that his 2021 base salary for the period prior to his promotion to CFO would be €250,800. The Klemt 2021 Letter also provides that Mr. Klemt’s 2020 bonus will be €88,200 and that he will be entitled to participate in the 2021 equity grants of 16,335 restricted share units and an option to purchase 28,165 ordinary shares of the Company each pursuant to the Company’s equity incentive plan. The termination provisions of the Klemt Employment Agreement are further discussed below. The Klemt Employment Agreement is to continue in force until he reaches the legal retirement age in the Netherlands A copy of the Klemt Employment Agreement is filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on July 26, 2021. The foregoing are not complete descriptions of the Klemt Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Robert Gut

Dr. Gut entered into an employment agreement with the Company on August 20, 2018 for the role of Chief Medical Officer (the “Gut Employment Agreement”). The Gut Employment Agreement provided that Dr. Gut received a base salary of $425,000 per year, subject to review at the sole discretion of the Company and a discretionary bonus of up to 40% of annual base salary (with any such bonus for 2018 being pro-rated for length of service). Under the Gut Employment Agreement, Dr. Gut was also entitled to expenses and reimbursements, including reimbursement for certain relocation fees incurred to a maximum of $75,000 for up to one year.  He was also entitled to a grant of 35,000 restricted stock units and an option to purchase 70,000 ordinary shares of the Company each pursuant to the Company’s equity incentive plan and was eligible for future grant awards. Effective November 1, 2019, the Gut Employment Agreement was amended to provide an additional relocation benefit for reimbursement of certain relocation fees incurred to a maximum of $50,000 for up to one year from the date of the amendment.  Effective March 1, 2020, the Gut Employment Agreement was amended and restated to, among other things, provide additional severance benefits, including an increase in severance payments: (1) to 150% of base salary plus target bonus and COBRA coverage for 18 months for a termination in association with a change of control of the Company and (2) to 100% of base salary plus target bonus and COBRA coverage for 12 months for other qualifying terminations; as well as a pro-rata cash bonus for the current (interrupted) year in which any qualifying termination occurs. The Gut Employment Agreement was terminated on October 14, 2020. The effect of the termination provisions of the Gut Employment Agreement are further discussed below. A copy of the Gut Employment Agreement and the Gut Separation Agreement (as defined below) are filed as Exhibits 10.50 and 10.55, respectively, to the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021. The foregoing are not complete descriptions of the Gut Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Sander van Deventer

Dr. van Deventer entered into an employment agreement with the Company on August 7, 2017 for the role of Chief Scientific Officer (the “van Deventer Employment Agreement”). The van Deventer Employment Agreement provided that Dr. van Deventer received a base salary of €200,000 per year based on 60% full-time employment, subject to review at the sole discretion of the Company and a discretionary bonus of up to 40% of his annual base salary (with any such bonus for 2017 being pro-rated for length of service). Under the van Deventer Employment Agreement, Dr. van Deventer was also entitled to expenses and reimbursements.  He was also entitled to a grant of an option to purchase 150,000 ordinary shares of the Company pursuant to the Company’s equity incentive plan and was eligible for future grant awards. Effective August 20, 2019, the van Deventer Employment Agreement was amended and restated to, among other things, provide for a promotion to the position of Executive Vice President, Product and Research Development, a base salary of €348,000 annually based on 80% full time employment, an additional equity grant of 15,000 restricted share units pursuant to the Company’s equity incentive plan, and additional severance benefits, including an increase in severance payments: (1) to 150% of base salary plus target bonus for a termination in association with a change of control of the Company and (2) to 100% of base salary plus target bonus for other qualifying terminations; as well as a pro-rata cash bonus for the current (interrupted) year in which any qualifying termination occurs. The van Deventer Employment Agreement was terminated on September 14, 2020. The termination provisions of the van Deventer Employment Agreement are further discussed below. A copy of the van Deventer Employment Agreement is filed as Exhibit 10.45 to the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021. The foregoing are not complete descriptions of the van Deventer Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Other Executive Compensation Policies

Tax and Accounting Considerations for named executive officer subject to US tax legislation

Prior to the passage of the Tax Cuts and Jobs Act of 2017, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), had generally disallowed a tax deduction for compensation in excess of $1.0 million paid to a company’s named executive officers, other than its chief financial officer.  Historically, qualifying performance-based compensation was not subject to the deduction limitation if specified requirements were met. However, effective for taxable years beginning after December 31, 2017, the exemption for qualified performance-based compensation from the deduction limitation of Section 162(m) has been repealed, such that compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain compensation arrangements in certain arrangements place as of November 2, 2017.

“Nonqualified deferred compensation” is required by Section 409A of the Internal Revenue Code to be paid under plans or arrangements that satisfy certain statutory requirements regarding timing of deferral elections, timing of payments and certain other matters. Employees and service providers who receive compensation that fails to satisfy these requirements may be subject to accelerated income tax liabilities, a 20% excise tax, penalties and interest on their compensation under such plans. The Company seeks to design and administer our compensation and benefits plans and arrangements for all of our employees and service providers, including our named executive officers, to keep them either exempt from or in compliance with the requirements of Section 409A.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if such executive receives compensatory payments or benefits that are contingent on a change in control, and the aggregate amount of such payments and benefits equal or exceeds three times the executive’s base salary amount. The portion of the payments and benefits in excess of one times base salary amount is treated as excess parachute payments and are subject to a 20% excise tax, in addition to any applicable federal income and employment taxes.

Deferred Compensation and Retirement Plans

The Company operates a qualified 401(k) Plan for all employees at its Lexington facility in the USA. The uniQure, Inc. 401(k) Plan is an employee contribution plan only, and there are no employer contributions currently being made. The uniQure Inc. 401(k) Plan offers both a before tax and after tax (Roth) component, which are subject to IRS statutory limits for each calendar year.

The Company operates a defined contribution pension plan for all employees at its Amsterdam facility in the Netherlands, which is funded by the Company through payments to an insurance company.

Equity Incentive Plan

The 2014 Restated Plan enables the Board to grant equity awards, including options, restricted share units (RSUs) and performance share units (PSUs). The purpose of the 2014 Restated Plan is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the group and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s shareholders.

The terms of the PSUs are further discussed above. For RSUs, the shares are automatically issued to the grantee upon the vesting of the award.

Under the 2014 Restated Plan, the maximum number of Ordinary Shares available is currently limited to 12,601,471. As of August 31, 2021, 4,997,652 Ordinary Shares remain available for grant under the 2014 Restated Plan

Employee Share Purchase Plan

The Employee Share Purchase Plan (“ESPP”) is designed to allow eligible employees of the Company and its designated subsidiaries to purchase discounted Ordinary Shares at designated intervals through their accumulated payroll deductions. The purpose of the ESPP is to provide employees with a convenient method to invest in the Company’s Ordinary Shares which will increase the equity stake of the Company’s employees and will benefit shareholders by aligning more closely the interests of participating employees with those of the Company’s shareholders. The Company believes that this will help to motivate and retain highly qualified employees.

Under the ESPP, the number of Ordinary Shares initially reserved for issuance is 150,000. The purchase price of the Ordinary Shares acquired on each purchase date will be the lesser of (a) 85% of the closing price of an Ordinary Share on the first day of the offering period or (b) 85% of the closing price of an Ordinary Share on the purchase date. As of June 30, 2021, 130,852 Ordinary Shares remain available for issuance under the ESPP.

Role of Executive Officer in Determining Executive Compensation

The Compensation Committee and Board approve all compensation decisions related to our Named Executive Offices. Such decisions by the Compensation Committee regarding compensation were made independently from our named executive officers.

Stock Ownership Requirements and Hedging Policies

Currently, the Company does not have any formal stock ownership requirements or any specific hedging policies related to stock ownership.

Risk Considerations

The Compensation Committee annually evaluates whether there are potential risks arising from the Company’s compensation policies and practices.  Based on such evaluation, the Compensation Committee believes that the Company’s compensation policies and practices do not encourage executives to take excessive risks because the various elements of the Company’s executive compensation policies and practices diversify the risks associated with any single element of the executive’s compensation.  Instead, the elements of the Company’s executive compensation policy are, collectively, designed to achieve the Company’s annual and long-term corporate objectives and strategies.

SUMMARY COMPENSATION TABLE

The following table summarizes the annual compensation paid to our named executive officers for the three fiscal years ended December 31, 2020, 2019 and 2018.

Name	Year		Salary (1) ($)	Stock Award(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Medicare benefits ($)	All other compensation ($)	Total ($)
Matthew Kapusta	2020		584,527	1,750,608	1,749,294	348,398	24,752	7,798	4,465,377
	2019		547,885	1,612,454	1,564,705	329,725	22,620	8,400	4,085,789
	2018		501,923	1,216,684	988,897	350,000	23,596	8,100	3,089,200

Ricardo Dolmetsch	2020	(5)	144,231	2,513,550	724,550	75,452	6,359	49,767	3,369,278

Alexander E. Kuta	2020		452,579	641,408	640,928	172,692	18,754	8,550	1,934,911
	2019		405,912	1,112,678	373,204	179,657	16,638	8,400	2,096,489
	2018		387,736	348,478	283,231	182,503	16,648	8,100	1,226,696

Christian Klemt (2)	2020		274,296	427,588	427,275	100,804	-	17,498	1,247,461
	2019		241,116	360,796	350,079	92,115	-	15,058	1,059,563
	2018		257,569	328,478	267,368	117,577	-	15,393	986,349

Robert Gut	2020	(6)	370,454	641,408	640,928	139,186	22,620	650,579	2,465,175
	2019		532,816	326,422	316,781	185,951	19,946	8,400	1,390,316
	2018	(6)	177,751	1,398,950	1,917,100	81,768	7,827	3,923	3,587,319

Sander van Deventer (2)	2020	(7)	282,664	641,408	640,928	-	-	690,485	2,255,486
	2019		292,272	1,082,554	245,714	125,383	—	13,386	1,759,308
	2018		252,651	302,290	343,960	130,112	—	13,771	1,042,784

(1)	Salary is determined based on actual salary during the fiscal years 2018 - 2020.

(2)	Dr. van Deventer and Mr. Klemt receive their salary, non-equity incentive plan compensation and other compensation in euros. Amounts were translated to $ using an average exchange rate for the 12-month period ended December 31, 2020 of 1.14 $/euro (2019: 1.12 $/euro, 2018: 1.19 $/euro).

(3)	The value of stock awards and stock options as reported in their respective columns above represent the aggregate grant date fair value of the stock and options awards granted to such named officers during 2018, 2019 and 2020 as determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”) not including and estimates of forfeitures related to service-based vesting conditions. Amounts reflected in the stock awards column are comprised of the accounting value of both the time-vested RSUs and PSUs granted in the years reflected. For assumptions and estimates used in determining these values, see Management’s Discussion and Analysis of Financial Condition and Results of Operations — Share-based Payments and Note 2.3.17 of the Consolidated Financial Statements in our 2020 Annual Report on Form 10-K. Note that the amounts reported in these columns reflect the accounting cost for these stock and option awards, and do not correspond to the actual economic value that may be received by the named executive officers. The number of RSUs and stock options granted is established using a 30-day average share price, to mitigate for any short-term volatility, applied to the approved target value. Grant date fair values are calculated on the date of grant in accordance with accounting rules. This can result in differences between the target values approved by the Compensation Committee and the disclosed grant date fair value. In 2020 this resulted in the grant date fair value being approximately 15% lower than the target value.

(4)	These amounts reflect the annual cash bonus awards granted to the named executive officers pursuant to the Company’s Short-term Incentive program.

(5)	Dr. Dolmetsch’s employment commenced on September 14, 2020.

(6)	Dr. Gut’s employment commenced on August 20, 2018 and ended on October 14, 2020. Dr. Gut received termination benefits of $638,641 included in ‘all other compensation’.

(7)	Dr. van Deventer’s employment ended on September 14, 2020. Dr. van Deventer received termination benefits of $672,825 included in ‘all other compensation’ and forfeited his unvested restricted stock units and his 2020 option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2020

 The following table contains information concerning exercisable stock options with respect to our Ordinary Shares, RSUs and PSUs granted to our named executive officers that were outstanding as of December 31, 2020.

			Option Awards (1)					Stock Awards (2)
Name	Type of Equity Award		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of securities underlying unexercised options Unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Yet Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)
Matthew Kapusta	Options		100,000	—	—	14.71	2025	—	—	—	—
	Options		100,000	—	—	23.60	2025	—	—	—	—
	Options		51,316	—	—	7.53	2026	—	—	—	—
	Options		164,062	10,938	—	6.22	2027	—	—	—	—
	Options		57,818	26,145	—	19.39	2028	—	—	—	—
	Options		36,470	46,892	—	31.71	2029	—	—	—	—
	Options		—	59,278	—	51.81	2030	—	—	—	—
	RSUs	(3)	—	—	—	—	—	10,458	377,848	—	—
	RSUs	(4)	—	—	—	—	—	16,950	612,404	—	—
	RSUs	(5)	—	—	—	—	—	33,789	1,220,797	—	—
	PSUs	(10)	—	—	—	—	—	43,924	1,586,974	—	—
	PSUs	(11)	—	—	—	—	—	27,713	1,001,271	—	—
Ricardo Dolmetsch	Options		—	35,000	—	38,67	20202030	—	—	—	—
	RSUs	(6)	—	—	—	—	—	55,000	1,987,150	—	—
	RSUs	(7)	—	—	—	—	—	15,000	361,300	—	—
Alexander E. Kuta	Options		88,625	9,375	—	5.31	2027	—	—	—	—
	Options		16,473	7,489	—	19.39	2028	—	—	—	—
	Options		8,698	11,185	—	31.71	2029	—	—	—	—
	Options		—	21,719	—	51.81	2030	—	—	—	—
	RSUs	(3)	—	—	—	—	—	2,996	108,245	—	—
	RSUs	(4)	—	—	—	—	—	4,042	146,037	—	—
	RSUs	(9)	—	—	—	—	—	10,000	361,300	—	—
	RSUs	(5)	—	—	—	—	—	12,380	447,289	—	—
	PSUs	(10)	—	—	—	—	—	12,580	454,515	—	—
	PSUs	(11)	—	—	—	—	—	6,610	224,042	—	—
Christian Klemt	Options		3,000	—	—	7.53	2026	—	—	—	—
	Options		14,062	938	—	6.22	2027	—	—	—	—
	Options		15,551	7,489	—	19.39	2028	—	—	—	—
	Options		8,159	11,185	—	31.71	2029	—	—	—	—
	Options		—	21,719	—	51.81	2030	—	—	—	—
	RSUs	(3)	—	—	—	—	—	2,828	102,176	—	—
	RSUs	(4)	—	—	—	—	—	3,792	137,005	—	—
	RSUs	(5)	—	—	—	—	—	8,253	298,181	—	—
	PSUs	(10)	—	—	—	—	—	11,875	454,515	—	—
	PSUs	(11)	—	—	—	—	—	6,201	238,819	—	—
Robert Gut	Options		3,333	1,667	—	35.40	2028	—	—	—	—
	Options		17,500	30,625	—	39.97	2028	—	—	—	—
	Options		7,383	9,494	—	31.71	2029	—	—	—	—
	Options		—	21,719	—	51.81	2030	—	—	—	—
	RSUs	(8)	—	—	—	—	—	11,667	421,529	—	—
	RSUs	(4)	—	—	—	—	—	3,431	123,962	—	—
	RSUs	(5)	—	—	—	—	—	12,380	447,289	—	—
	PSUs	(11)	—	—	—	—	—	5,610	202,689	—	—
Sander van Deventer	PSUs	(10)	—	—	—	—	—	10,913	394,287	—	—
	PSUs	(11)	—	—	—	—	—	6,092	220,104	—	—

(1)	The option grants typically vest over four years; 25% on the anniversary of the grant date and in equal quarterly installments thereafter.

(2)	Market values of RSU and PSU awards are valued based on the closing stock price of the Company on December 31, 2020 ($36.13 per Ordinary Share).

(3)	2018 RSU awards granted on January 26, 2018, vest 1/3 after each of one year, two years and three years after the grant date.

(4)	2019 RSU awards granted on January 25, 2019, vest 1/3 after each of one year, two years and three years after the grant date.

(5)	2020 RSU awards granted on February 27, 2020, vest 1/3 after each of one year, two years and three years after the grant date.

(6)	RSU award granted on September 15, 2020, vests 1/3 after each of one year, two years and three years after the grant date.

(7)	RSU award granted on September 15, 2020, vests one year after the grant date.

(8)	RSU awards granted on September 18, 2018, vest 1/3 after each of one year, two years and three years after the grant date.

(9)	RSU awards granted on September 17, 2019, vest 1/3 after each of one year, two years and three years after the grant date.

(10)	2018 PSU awards granted on January 26, 2018, were earned in January 2019 and vested on January 26, 2021.

(11)	2019 PSU awards granted on January 25, 2019, were earned in February 2020 and vest on January 25, 2022.

GRANTS OF PLAN-BASED AWARDS FOR 2020

The following table sets forth information relating to non-equity incentives awards granted pursuant to our Short-term Incentive program and equity awards granted pursuant to our Long-term Incentive program during the year ended December 31, 2020 to each of our named executive officers:

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other stock Awards: Number of shares of stock or	All Other option awards: Number of securities underlying	Exercise or Base price of Option	Grant Date Fair Value of Stock and Option
Name	Award	Grant Dates	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	units ($)	Option (#)	Awards ($/sh)	Awards ($)
Matthew Kapusta	IC(1)	—	169,950	339,900	509,850	—	—	—	—	—	—	—
	Option(2)	02/27/20	—	—	—	—	—	—	—	59,278	51,81	1,749,294
	RSU(3)	02/27/20	—	—	—	—	—	—	33,789	—	—	1,750,608
Ricardo Dolmetsch	IC(1)	—	125,000	250,000	375,000	—	—	—	—	—	—	—
	Option(2)	09/15/20	—	—	—	—	—	—	—	35,000	38,67	724,150
	RSU(3)	09/15/20	—	—	—	—	—	—	55,000	—	—	2,126,850
	RSU	09/15/20	—	—	—	—	—	—	10,000	—	—	386,700
Alexander E. Kuta	IC(1)	—	87,218	174,436	261,655	—	—	—	—	—	—	—
	Option(2)	02/27/20	—	—	—	—	—	—	—	21,719	51,81	640,928
	RSU(3)	02/27/20	—	—	—	—	—	—	12,380	—	—	641,408
Christian Klemt (4)	IC(1)	—	48,002	96,004	144,005	—	—	—	—	—	—	—
	Option(2)	02/27/20	—	—	—	—	—	—	—	14,479	51,81	427,275
	RSU(3)	02/27/20	—	—	—	—	—	—	8,253	—	—	427,588
Robert Gut	IC(1)	—	88,507	177,014	265,521	—	—	—	—	—	—	—
	Option(2)	02/27/20	—	—	—	—	—	—	—	21,719	51,81	640,928
	RSU(3)	02/27/20	—	—	—	—	—	—	12,380	—	—	641,408
Sander van Deventer(4)	IC(1)	—	80,739	161,478	242,217	—	—	—	—	—	—	—
	Option(2)	02/27/20	—	—	—	—	—	—	—	21,719	51,81	640,928
	RSU(3)	02/27/20	—	—	—	—	—	—	12,380	—	—	641,408

(1)	Represents 2020 annual cash bonus granted under the Company’s Short-Term Incentive Plan. For additional information, please see “Compensation Discussion and Analysis—2020 Short-Term Incentive Plan”.

(2)	Time-vested stock options granted under the Company’s 2014 Restated Plan. Grant date values are determined in accordance with ASC Topic 718. See “Compensation Discussion and Analysis—2020 Long-term Incentive Awards”.

(3)	Time-vested RSUs granted under the Company’s 2014 Restated Plan. Grant date values are determined in accordance with ASC Topic 718. See “Compensation Discussion and Analysis—2020 Long-term Incentive Awards”.

(4)	Dr. van Deventer and Mr. Klemt receive their salary in euros. Amounts were translated to $ using an average exchange rate for the 12-month period ended December 31, 2020 of 1.14 $/euro.

OPTION EXERCISES AND STOCK VESTED IN 2020

 The following table discloses information for each of our named executive officers regarding the exercise of stock option awards and the vesting of certain stock awards for the 12-month period ended December 31, 2020.

	Option Awards		Stock Awards
	Number of shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)
Matthew Kapusta	41,345	1,767,370	220,083	13,578,168
Alexander E. Kuta	48,000	254,465	10,071	519,953
Christian Klemt	18,000	483,099	24,074	1,486,819
Robert Gut	26,875	829,865	13,383	592,686
Sander van Deventer	210,113	6,357,935	4,461	277,073

(1)	Value realized equals number of Ordinary Shares vested multiplied by the closing price of our Ordinary Shares on the Nasdaq Global Select Market on the day the Ordinary Shares vested, respectively the closing price on the last trading day if such vesting occurs on a day that our Ordinary Shares are not traded on the Nasdaq Global Select Market.

Potential Payments upon Termination or Change of Control

Pursuant to the terms of their respective employment agreements with the Company, each of our named executive officers is eligible for potential payments and benefits in connection with a termination, including for Cause or for Good Reason, or in connection with a Change of Control. The following narrative and tables set forth the potential payments and value of additional benefit that each of our named executive officers would receive in the scenarios contemplated. The tables below assume that employment terminated and/or the Change of Control occurred on December 31, 2020 and reflect the stock price of the Company on December 31, 2020 of $36.13 per Ordinary Share. Except as otherwise provided, the following definitions apply to the potential payments upon termination.

“Accrued Benefit” means (a) payment of base salary through the termination date, (b) payment of any bonus for performance periods completed prior to the termination date, (c) any payments or benefits under the Company’s benefit plans that are vested, earned or accrued prior to the termination date (including, without limitation, earned but unused vacation); and (d) payment of unreimbursed business expenses incurred by the named executive officer.

“Cause” means the good faith determination by the Company, after written notice from the Board to the named executive officer that one or more of the following events has occurred and stating with reasonable specificity the actions that constitute Cause and the specific reasonable cure (related to sections (a) and (h) below): (a) the named executive officer has willfully or repeatedly failed to perform his or her material duties, and such failure has not been cured after a period of thirty (30) days’ notice; (b) any reckless or grossly negligent act by the named executive officer having the foreseeable effect of injuring the interest, business or reputation of the Company, or any of its parent, subsidiaries or affiliates in any material respect and which did in fact cause such material injury; (c) the named executive officer’s evidenced use of any illegal drug, or illegal narcotic, or excessive amounts of alcohol (as determined by the Company in its reasonable discretion) on Company property or at a function where the named executive officer is working on behalf of the Company; (d) the indictment on charges or conviction for (or the procedural equivalent or conviction for), or entering of a guilty plea or plea of no contest with respect to a felony; (e) the conviction for (or the procedural equivalent or conviction for), or entering of a guilty plea or plea of no contest with respect to a misdemeanor which, in the Board’s reasonable judgment, involves moral turpitude deceit, dishonesty or fraud, except that, in the event that the named executive officer is indicted on charges for a misdemeanor set forth above, the Board may elect, in its sole discretion, to place the named executive officer on administrative garden leave with continuation of full compensation and benefits under this Agreement during the pendency of the proceedings; (f) conduct by or at the direction of the named executive officer constituting misappropriation or embezzlement of the property of the Company, or any of its parents or affiliates (other than the occasional, customary and de minimis use of Company property for personal purposes); (g) a breach by the named executive officer of a fiduciary duty owing to the Company, including the misappropriation of (or attempted misappropriation of) a corporate opportunity or undisclosed self-dealing; (h) a material breach by the named executive officer of any material provision of this Agreement, any of the Company’s written employment policies or the named executive officer’s fiduciary duties to the Company, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by the named executive officer of written notice of such breach from the Board, which notice shall contain a reasonably specific description of such breach and the specific reasonable cure requested by the Board; and (i) any breach of their respective employment agreements.

“Change of Control” means any of the following: (a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty (40) percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or (b) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (c) the consummation of (1) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (2) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

“Change of Control Termination” means (i) any termination by the Company of the named executive officer’s employment other than for Cause that occurs within 12 months after the Change of Control; or (ii) any resignation by the named executive officer for Good Reason that occurs within 12 months after the Change of Control.

“Disability” means an incapacity by accident, illness or other circumstances which renders the named executive officer mentally or physically incapable of performing the duties and services required of him or her on a full-time basis for a period of at least 120 days.

“Good Reason” means that the named executive officer has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events: (a) a material diminution in the named executive officer’s responsibilities, authority or duties (excluding any duties associated with any position that the named executive officer may hold at the Company); (b) a diminution in the named executive officer’s base salary, except for across-the-board salary reductions, based on the Company’s financial performance, similarly affecting all or substantially all other senior management employees of the Company, which reduction does not reduce the named executive officer’s base salary (in the aggregate with any similar reductions during the term of employment) by more than 20% from the named executive officer’s highest base salary; (c) a material change in the geographic location at which the named executive officer provides services to the Company (i.e., outside a radius of fifty (50) miles from their primary business location); or (d) the material breach of their respective employment agreements by the Company (each a “Good Reason Condition”).

“Good Reason Process” means that (a) the named executive officer reasonably determines in good faith that a Good Reason Condition has occurred; (b) the named executive officer notifies the Board in writing of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such condition; (c) the named executive officer cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (d) notwithstanding such efforts, the Good Reason Condition continues to exist; and (e) the named executive officer terminates the employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Matthew Kapusta

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2020, at a share price of $ 36.13 per Ordinary Share upon termination in certain circumstances, including in the event of a change in control.

	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability(5) ($)	Retirement(5) ($)
Compensation
Cash severance (1)	566,500	1,812,800	—	—	—
Pro-rata bonus (1), (2)	348,398	348,398	348,398	348,398	—
Long term incentive
Restricted share units — unvested & accelerated	2,211,048	2,211,048	-	-	-
Performance share units — unvested & accelerated (3)	2,588,245	2,588,245	2,588,245	2,588,245	-
Stock options — unvested & accelerated	972,086	972,086	972,086	972,086	972,086
Benefits and perquisites
Health insurance (4)	24,000	36,000	-	-	-
Total	6,710,276	7,969,576	3,908,728	3,908,728	972,086

(1)     Cash severance and pro-rata bonus are paid as a lump sum, except in the case of base salary paid on termination without cause or for good reason, which is paid over the course of the severance period.

(2)     Pro-rata bonus amounts under the “Termination without Cause or Resignation for Good Reason” and “Death” columns are based on actual 2020 annual short-term incentive pay out.

(3)     PSU amounts reflect actual earned awards for all completed tranches. No PSUs were awarded in 2020.

(4)     Health costs are based on individual elections and budgeted rates for 2021.

(5)     The disclosure assumes the Committee did not exercise its discretion to award pro-rata short-term incentive amounts in the event of disability or retirement.

The Kapusta Employment Agreement requires us to provide compensation and/or other benefits to Mr. Kapusta during his employment and in the event of that executive’s termination of employment under certain circumstances and in the event of termination as a result of a change in control. Those arrangements are described in greater detail below. All severance payments and benefits described below (except for Accrued Benefits (defined below)) are conditioned upon the execution and delivery to the Company of a General Release of Claims.

Other than in the event of a Change of Control Termination (defined below), pursuant to the terms of the Kapusta Employment Agreement, if the Company terminates Mr. Kapusta’s employment (or fails to renew the Kapusta Employment Agreement) without Cause or if Mr. Kapusta resigns or opts not to renew the Kapusta Employment Agreement for Good Reason, then Mr. Kapusta is entitled to Accrued Benefits (defined below), twelve months of base salary, a lump sum bonus payment, accelerated vesting of options and restricted share unit awards which remain unvested as of the termination date, accelerated vesting of performance share unit awards to the extent then earned which remain unvested as of the termination date, and the continuation of certain other benefits.

If Mr. Kapusta’s employment with the Company terminates due to his death or disability, he will be entitled to Accrued Benefits and a lump sum bonus payment.

In the event of a Change of Control Termination (defined below), Mr. Kapusta will be entitled in such circumstances to a lump sum payment equal to two times Mr. Kapusta’s then-current base salary to be paid no later than sixty days after the termination date, his bonus for the year of termination pro-rated based upon Mr. Kapusta’s termination date, and a lump sum representing an additional two times Mr. Kapusta’s bonus, to be paid no later than sixty days following the termination date.

In the event that Mr. Kapusta incurs excise tax liability pursuant to section 4999 of the Internal Revenue Code, as amended, he will be entitled to certain reductions in his severance payments which will have the result of providing him certain tax relief, all pursuant to the Kapusta Employment Agreement.

If Mr. Kapusta’s employment with the Company is terminated voluntarily without Good Reason by Mr. Kapusta, for Cause by the Company, upon a vote of the general meeting of the Company’s shareholders to dismiss him or upon a vote of the Board to recommend dismissal from his positions at the Company to the general meeting of the Company’s shareholders and /or to suspend Mr. Kapusta from his positions, then Mr. Kapusta is not entitled to any severance.

“Accrued Benefit” means (a) payment of base salary through the termination date, (b) payment of any bonus for performance periods completed prior to the termination date, (c) any payments or benefits under the Company’s benefit plans that are vested, earned or accrued prior to the termination date (including, without limitation, earned but unused vacation); (d) payment of unreimbursed business expenses incurred by Mr. Kapusta; and (e) rights to indemnification and directors’ and officers’ liability insurance coverage, under any agreement between the Company and Mr. Kapusta, and/or under any of the Company’s organizational documents.

“Change of Control Termination” means (a) any termination by the Company of Mr. Kapusta’s employment, other than for Cause, that occurs within the period that starts ninety (90) days preceding the Change of Control and ends on the one-year anniversary of the Change in Control; or (b) any resignation by Mr. Kapusta for Good Reason, that occurs within the period that starts ninety (90) days preceding the Change of Control and ends on the one-year anniversary of the Change in Control.

The foregoing descriptions of the Kapusta Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreement.

Ricardo Dolmetsch

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2020, at a share price of $36.13 per Ordinary Share upon termination in certain circumstances, including in the event of change in control.

	Termination without Cause ($)	Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability(2) ($)	Retirement(2) ($)
Compensation
Cash severance	750,000	750,000	1,125,000	—	—	—
Pro-rata bonus(1)	75,452	75,452	75,452	—	—	—
Long term incentive
Restricted share units — unvested & accelerated	—	—	2,040,948	—	—	—
Total	855,452	855,452	3,548,902	-	-	-

(1)     Pro-rata bonus amount under the “Termination without Cause or Resignation for Good Reason” column is based on actual 2020 annual short-term incentive pay-out.

(2)     Health costs are based on individual elections and budgeted rates for 2020.

(3)    The disclosure assumes the Committee did not exercise its discretion to award pro-rata short-term incentive amounts in the event of disability or retirement.

As of December 31, 2020, the Dolmetsch Employment Agreement required us to provide compensation and/or other benefits to Dr. Dolmetsch during his employment and in the event of that executive’s termination of employment under certain circumstances and in the event of termination as a result of a change in control. Those arrangements are described in greater detail below. All severance payments and benefits described below (except for Accrued Benefits) are conditioned upon the execution and delivery to the Company of a General Release of Claims.

Pursuant to the terms of the Dolmetsch Employment Agreement, if Dr. Dolmetsch’s employment is terminated due to the death or Disability of Dr. Dolmetsch, then Dr. Dolmetsch is entitled to Accrued Benefits. If the Company terminates Dr. Dolmetsch’s employment without Cause or if Dr. Dolmetsch resigns for Good Reason, then Dr. Dolmetsch is entitled to Accrued Benefits, twelve months of base salary plus target bonus, a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (currently 50%), and continued coverage through COBRA for a period of 12 months. In the event of a change of control termination, Dr. Dolmetsch is entitled to Accrued Benefits, 18 months of base salary plus target bonus, a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (currently 50%), and continued coverage through COBRA for a period of 18 months. In the event of a termination of Dr. Dolmetsch’s employment due to death or disability or if Dr. Dolmetsch resigns for Good Reason or upon a Change of Control Termination, Dr. Dolmetsch is entitled to accelerated vesting of options that remain unvested as of the termination date. Furthermore, in the event of a Change of Control Termination, Dr. Dolmetsch is entitled to accelerated vesting of restricted share unit awards, and, to avoid duplication of severance payments, any amount to be paid per the above will be offset by severance amounts paid pursuant to the Company’s change of control guidelines.

The foregoing descriptions of the Dolmetsch Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreement.

Christian Klemt

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2020, at a share price of $36.13 per Ordinary Share upon termination in certain circumstances, including in the event of change in control.

	Termination without Cause ($)	Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability(3) ($)	Retirement(3) ($)
Compensation
Cash severance	370,300	370,300	555,449	—	—	—
Pro-rata bonus(1)	100,804	100,804	100,804	—	—	—
Long term incentive
Restricted share units — unvested & accelerated	—	—	537,361	—	—	—
Performance share units — unvested & accelerated(2)	653,086	653,086	653,086	653,086	653,086	—
Stock options — unvested & accelerated	—	193,563	193,563	193,563	193,563	193,563
Total	1,124,189	1,317,752	2,040,263	846,648	846,648	193,563

(1)     Pro-rata bonus amount under the “Termination without Cause or Resignation for Good Reason” column is based on actual 2020 annual short-term incentive pay-out.

(2)     PSU amounts reflect actual earned awards for all completed tranches. No PSUs were awarded in 2020.

(3)    The disclosure assumes the Committee did not exercise its discretion to award pro-rata short-term incentive amounts in the event of disability or retirement.

The Klemt Employment Agreement requires us to provide compensation and/or other benefits to Mr. Klemt during his employment and in the event of that executive’s termination of employment under certain circumstances and in the event of termination as a result of a change in control. Those arrangements are described in greater detail below. All severance payments and benefits described below (except for Accrued Benefits) are conditioned upon the execution and delivery to the Company of a General Release of Claims.

Pursuant to the terms of the Klemt Employment Agreement, if Mr. Klemt’s employment is terminated due to the death or Disability of Mr. Klemt, then Mr. Klemt is entitled to Accrued Benefits. If the Company terminates Mr. Klemt’s employment without Cause or if Mr. Klemt resigns for Good Reason, then Mr. Klemt is entitled to Accrued Benefits, twelve months of base salary plus target bonus and a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (35% as of December 31, 2020). In the event of a change of control termination, Mr. Klemt is entitled to Accrued Benefits, 18 months of base salary plus target bonus and a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (35% as of December 31, 2020). In the event of a termination of Mr. Klemt’s employment due to death or disability or if Mr. Klemt resigns for Good Reason or upon a Change of Control Termination, Mr. Klemt is entitled to accelerated vesting of options and performance share unit awards that remain unvested as of the termination date. Additionally, if Mr. Klemt retires, he is entitled to accelerated vesting of options granted prior to June 30, 2019. Furthermore, in the event of a Change of Control Termination, Mr. Klemt is entitled to accelerated vesting of restricted share unit awards, and, to avoid duplication of severance payments, any amount to be paid per the above will be offset by severance amounts paid pursuant to the Company’s change of control guidelines.

Alexander E. Kuta

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2020, at a share price of $36.13 per Ordinary Share upon termination in certain circumstances, including in the event of change in control

	Termination without Cause ($)	Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability(4) ($)	Retirement(4) ($)
Compensation
Cash severance	610,527	610,527	915,791	—	—	—
Pro-rata bonus (1)	172,692	172,692	172,692	—	—	—
Long term incentive
Restricted share units — unvested & accelerated	—	—	1,062,872	—	—	—
Performance share units — unvested & accelerated (2)	653,086	653,086	653,086	653,086	653,086	—
Stock options — unvested & accelerated	—	463,741	463,741	463,741	463,741	463,741
Benefits and perquisites
Health insurance (3)	24,000	24,000	36,000	—	—	—
Total	1,460,305	1,924,046	3,304,182	1,116,827	1,116,827	463,741

(1)     Pro-rata bonus amount under the “Termination without Cause or Resignation for Good Reason” column is based on actual 2020 annual short-term incentive pay-out.

(2)     PSU amounts reflect actual earned awards for all completed tranches. No PSUs were awarded in 2020.

(3)     Health costs are based on individual elections and budgeted rates for 2021.

(4)     The disclosure assumes the Committee did not exercise its discretion to award pro-rata short-term incentive amounts in the event of disability or retirement.

The Kuta Employment Agreement requires us to provide compensation and/or other benefits to Dr. Kuta during his employment and in the event of that executive’s termination of employment under certain circumstances and in the event of termination as a result of a change in control. Those arrangements are described in greater detail below. All severance payments and benefits described below (except for Accrued Benefits) are conditioned upon the execution and delivery to the Company of a General Release of Claims.

Pursuant to the terms of the Kuta Employment Agreement, if Dr. Kuta’s employment is terminated due to the death or Disability of Dr. Kuta, then Dr. Kuta is entitled to Accrued Benefits. If the Company terminates Dr. Kuta’s employment without Cause or if Dr. Kuta resigns for Good Reason, then Dr. Kuta is entitled to Accrued Benefits, twelve months of base salary plus target bonus, a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (currently 40%), and continued coverage through COBRA for a period of 12 months. In the event of a change of control termination, Dr. Kuta is entitled to Accrued Benefits, 18 months of base salary plus target bonus, a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (currently 40%), and continued coverage through COBRA for a period of 18 months. In the event of a termination of Dr. Kuta’s employment due to death or disability or if Dr. Kuta resigns for Good Reason or upon a Change of Control Termination, Dr. Kuta is entitled to accelerated vesting of options and performance share unit awards that remain unvested as of the termination date. Additionally, if Dr. Kuta retires, he is entitled to accelerated vesting of options granted prior to June 30, 2019. Furthermore, in the event of a Change of Control Termination, Dr. Kuta is entitled to accelerated vesting of restricted share unit awards, and, to avoid duplication of severance payments, any amount to be paid per the above will be offset by severance amounts paid pursuant to the Company’s change of control guidelines.

Robert Gut

On August 25, 2020, the Company entered into a separation agreement with Dr. Robert Gut (the “Gut Separation Agreement”) in connection with Dr. Gut’s retirement as an officer of the Company, effective as of October 14, 2020 (the “Gut Separation Date”).

Under the Gut Separation Agreement, Dr. Gut received a lump sum severance payment equal to 140% of Dr. Gut’s annual base salary, or $619,549, subject to applicable taxes and withholdings. The Gut Separation Agreement also provides for, upon Dr. Gut’s election, reimbursement of full COBRA premiums until the earlier of (a) twelve (12) months from the Gut Separation Date, (b) the date on which Dr. Gut becomes eligible to participate in another employer’s group health plan, (c) the date on which Dr. Gut (or his eligible dependents, as applicable) is no longer eligible for COBRA coverage or (d) the date on which the Company in good faith determines that payments would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010. Dr. Gut also received a pro-rata bonus equal to forty percent (40%) of his annual base salary. In addition, Dr. Gut was paid for any accrued but unused paid time off as of the Gut Separation Date.

The Gut Separation Agreement also provided that, until Dr. Gut’s appointment to the Board as a non-executive director on December 1, 2020, Dr. Gut provided consulting services to the Company on an as-needed basis relating to the transition of the clinical operations organization for which Dr. Gut was reimbursed $6,875.

Sander van Deventer

On August 25, 2020, the Company entered into a resignation and separation agreement with Dr. van Deventer (the “van Deventer Separation Agreement”) in connection with Dr. van Deventer’s separation from the Company on September 14, 2020 (the “van Deventer Separation Date”). The van Deventer Separation Agreement provided that Dr. van Deventer received, subject to the terms thereof, a lump sum severance payment equal €588,700, to compensate for Dr. van Deventer’s loss of wages and/or to supplement benefits paid pursuant to social security legislation. In addition, Dr. van Deventer also received his usual gross monthly salary of €29,435 from August 25, 2020 through the van Deventer Separation Date.

Pursuant to the van Deventer Separation Agreement, all equity incentive awards concluded between the Company and Dr. van Deventer remained in full force and effect per their terms and were not altered by the van Deventer Separation Agreement, except for the following: (i) all grants of equity continued to vest until the van Deventer Separation Date, at which time all such grants of equity (other than previously earned but unvested performance share units) ceased to vest; and (ii) any unvested shares of the grants of options to purchase Ordinary Shares dated on or about September 20, 2017, January 26, 2018, and January 26, 2019, were accelerated and fully vested as of the van Deventer Separation Date.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

Current Director Compensation Arrangements

Our Remuneration Policy provides that our Board may determine compensation paid to non-executive directors. Other than as noted below, our Board has determined that the compensation paid to our non-executive directors will not increase in amount from that paid during the last fiscal year. Our Board-approved non-executive director compensation for their services on our Board is as follows:

•      Each non-executive director received an annual retainer of $40,000.

•      The chair of the board receives an annual retainer totaling $75,000 (i.e., an annual retainer of $40,000 and an additional $35,000 as the chair of the Board).

•      Each non-executive director who serves as member of a committee of our Board receives additional compensation as follows:

•      Audit Committee: members receive an annual retainer of $7,500; the chair receives an annual retainer of $15,000.

•      Compensation Committee: members receive an annual retainer of $5,000; the chair receives an annual retainer of $10,000.

•      Nominating and Corporate Governance Committee: members receive an annual retainer of $5,000; the chair receives an annual retainer of $10,000.

•      Research & Development Committee: members receive an annual retainer of $5,000; the chair receives an annual retainer of $10,000.

•      Each non-executive director receives an annual equity grant consisting of one-half options and one-half RSUs with a one-year vesting period for each.

The size of the annual equity grant is determined by reference to our peer group companies. In reviewing Board of Director compensation, the Compensation Committee’s independent consultant provides an analysis of cash and equity compensation practices and levels within the same compensation peer group used for the named executive officers.  To remain in line with the practice of peer companies, for 2020 it was determined that Directors would receive an equity award of a fixed number of shares provided that the value of the shares remained within a reasonable range. As a result, the value of the uniQure award will be consistent with our peers who predominantly use fixed share awards. Because such awards can vary in value from year-to-year, the Board will assess the grants to ensure they remain within a reasonable range.

Each annual retainer for Board and committee service is payable semi-annually.

Each member of our Board is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee of the Board on which she or he serves.

DIRECTOR COMPENSATION TABLE

The following table summarizes the annual compensation paid to those persons who served as our non-executive directors during the fiscal year ended December 31, 2020.

Name	Fees Earned ($)	Option Awards ($)(2)	Restricted Stock Unit Awards ($)(2)	Total ($)
Philip Astley-Sparke	89,809	86,956	96,195	272,960
Jack Kaye	60,008	91,724	96,195	247,927
David Schaffer (1)	-	56,944	142,801	199,745
Paula Soteropoulos	50,000	86,322	96,195	232,517
Madhavan Balachandran	50,000	99,222	96,195	245,417
Leonard Post (2)	26,913	21,900	-	48,813
Jeremy Springhorn	64,809	99,222	96,195	260,226
David Meek	45,000	155,556	96,195	296,751

(1)     Mr. Schaffer did not receive cash compensation by agreement due to his relationship with 4DMT. Mr. Schaffer’s term ended on June 17, 2020.

(2)     Mr. Post was appointed on June 17, 2020.

The value of stock awards and stock options as reported in their respective columns is calculated using the grant date accounting fair value determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”).

Mr. Kapusta’s and Dr. Gut’s compensation are disclosed above in the section titled “Management Compensation.”

The following table sets forth information relating to the aggregate number of RSUs and stock options to our Ordinary Shares outstanding at December 31, 2020 for each of our non-executive directors.

Name	Award Type	Aggregate Number of Awards Outstanding (#)
Philip Astley-Sparke	Option	55,305
	RSU	2,063
Jack Kaye	Option	36,305
	RSU	2,063
Paula Soteropoulos	Option	39,305
	RSU	2,063
Madhavan Balachandran	Option	25,305
	RSU	2,063
Jeremy Springhorn	Option	25,305
	RSU	2,063
David Meek	Option	18,915
	RSU	2,063
Robert Gut	Option	91,721
	RSU	21,636
	PSU	5,610
Leonard Post	Option	10,000
	RSU	-

REPORT OF THE AUDIT COMMITTEE

The report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The Audit Committee of our Board is responsible for assisting the Board in fulfilling its oversight responsibilities regarding the Company’s financial accounting and reporting processes, system of internal control, audit process, and process for monitoring compliance with laws and regulations.

Management of the Company has the primary responsibility for preparing the Company’s consolidated financial statements, as well as establishing and maintaining the integrity of the Company’s financial reporting process, accounting principles and internal controls. KPMG Accountants N.V., the Company’s independent registered public accounting firm for the 2020 financial year, was responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2020 with the Company’s management and KPMG Accountants N.V.  To ensure independence, the Audit Committee met separately with KPMG Accountants N.V. and members of the Company’s management. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the PCAOB requiring independent registered public accounting firms to annually disclose in writing all relationships that, in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of independence, and it has discussed with KPMG Accountants N.V. its independence from the Company.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the Securities and Exchange Commission.

The Audit Committee

/s/ Jack Kaye
Jack Kaye, Chairman

/s/ Paula Soteropoulas
Paula Soteropoulas

/s/ Jeremy Springhorn
Jeremy Springhorn

GENERAL MATTERS

 Availability of Certain Documents

This Proxy Statement, a copy of our 2020 Annual Report on Form 10-K and our other filings have been posted on our website at http://www.uniqure.com/investors-newsroom/sec-filings.php.

Please send a written request to investor relations at the Company’s principal executive offices below:

uniQure N.V.

Paasheuvelweg 25a

1105 BP Amsterdam

The Netherlands

Attention: Investor Relations

Email: investors@uniQure.com

or to the Company’s administrative offices:

uniQure N.V.

113 Hartwell Avenue

Lexington, MA 02421

United States

Attention: Investor Relations

Shareholder Communications

The Company has a process for shareholders who wish to communicate with the Board.  Shareholders who wish to communicate with the Board may write to the Board at the address of the Company’s principal executive office given above. These communications will be received by Investor Relations and will be presented to the Board in the discretion of investor relations. Certain items that are unrelated to the Board’s duties and responsibilities may be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Any communication determined in good faith to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Board.

Proposals for the 2022 Annual General Meeting of Shareholders

If any shareholder wishes to propose a matter for consideration at our 2022 Annual General Meeting of shareholders, the proposal should be delivered to investor relations at the address above.

To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement and form of proxy for our 2022 Annual General Meeting of shareholders, a proposal must be received by investor relations on or before February 21, 2022, unless the date of the 2022 Annual General Meeting is changed by more than 30 days from the date of the 2021 Annual General Meeting of shareholders, and must satisfy the proxy rules promulgated by the SEC.

Any other shareholder proposals and nominations to be presented at our 2022 Annual General Meeting of shareholders, must be received by the Company no later than 60 days before the date of the annual general meeting and must otherwise be given pursuant to the requirements of Dutch law.

Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals must comply with the laws of the Netherlands, our Articles of Association and the rules and regulations of the SEC.

Other Matters

At the date of the Proxy Statement, management is not aware of any matters to be presented for action at the Extraordinary Meeting other than those described above.  However, if any other matters should properly come before the Extraordinary Meeting, it is the intention of the persons named in the accompanying Proxy Card to vote such Proxy Card in accordance with their judgment on such matters.

September 17, 2021	By Order of the Board of Directors,

/s/ Matthew Kapusta
Matthew Kapusta, Chief Executive Officer and Executive Director

Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X. 1UPX uniQure N.V. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03IOJC + + Proposals — The Board recommends a vote FOR Proposal 1. A 1. Appointment of Rachelle Jacques as a non-executive director. For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Extraordinary General Meeting Proxy Card 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 516031 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ≈ You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/QURE or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/QURE Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/QURE 2021 EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS This proxy is solicited by the Board of Directors for use at the Extraordinary General Meeting on October 21, 2021. Proxy and Power of Attorney of Shareholders The undersigned shareholder of uniQure N.V. (the “Company”) hereby constitutes and appoints each of Matthew Kapusta and David Cerveny as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the Extraordinary General Meeting of Shareholders of the Company to be held exclusively over the internet via live audio webcast at https://meetnow.global/M69KX5R, at 3:00 p.m. Central European Summer Time on October 21, 2021 and at any adjournments thereof, including on any matters that may properly come before the Extraordinary General Meeting, the number of votes the undersigned would be entitled to cast if present. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. (Items to be voted appear on reverse side) Proxy — uniQure N.V. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Non-Voting Items C + + Change of Address — Please print new address below. You will be able to attend and participate in the Extraordinary General Meeting online and submit your questions prior to and during the meeting by visiting: https://meetnow.global/M69KX5R at the meeting date and time described in the accompanying proxy statement.